       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 2005
                                                     REGISTRATION NO. 333-126491


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          ----------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                          ----------------------------

                              GENIUS PRODUCTS, INC.
               (Exact Name registrant as specified in its charter)

           DELAWARE                              5099                           33-0852923
(State or other jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)        Classification Code Number)          Identification No.)

                          740 LOMAS SANTA FE, SUITE 210
                         SOLANA BEACH, CALIFORNIA 92075
                                 (858) 793-8840
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                TREVOR DRINKWATER
                             CHIEF EXECUTIVE OFFICER
                              GENIUS PRODUCTS, INC.
                          740 LOMAS SANTA FE, SUITE 210
                         SOLANA BEACH, CALIFORNIA 92075
                                 (858) 793-8840
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

                                   Copies to:
                             ALLEN Z. SUSSMAN, ESQ.
                             MORRISON & FOERSTER LLP
                        555 WEST FIFTH STREET, SUITE 3500
                       LOS ANGELES, CALIFORNIA 90013-1024
                                 (213) 892-5200

                          ----------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, check the following box. [ ]


                                            CALCULATION OF REGISTRATION FEE
============================================== ================= ==================== ================== =============
                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM    AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE    OFFERING PRICE PER       AGGREGATE      REGISTRATION
              TO BE REGISTERED                   REGISTERED(1)           UNIT           OFFERING PRICE        FEE (5)
---------------------------------------------- ----------------- -------------------- ------------------ -------------
Common stock, par value $0.001                   3,175,000            $1.89(2)           $6,000,750.00       $706.29
---------------------------------------------- ----------------- -------------------- ------------------ -------------
Common stock, par value $0.001(4)                  270,000            $2.56(3)             $691,200.00        $81.35
---------------------------------------------- ----------------- -------------------- ------------------ -------------
Common Stock, par value $0.001(4)                  171,675            $1.89(2)             $324,465.75        $38.19
---------------------------------------------- ----------------- -------------------- ------------------ -------------
Total                                            3,616,675                               $7,016,415.75       $825.83
============================================== ================= ==================== ================== =============

(1) All 3,441,675 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, using the average of the high and low prices as reported on the Over the Counter Bulletin Board on July 6, 2005.
(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act using the price at which the underlying warrants may be exercised.
(4) Represents shares of common stock issuable upon the exercise of warrants held by the selling stockholders.
(5)  $786.90 was previously paid in connection with the initial filing.

                          ----------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS


                   Subject To Completion, dated July 28, 2005



The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                              GENIUS PRODUCTS, INC.



                               3,616,675 SHARES OF
                                  COMMON STOCK


         This prospectus relates to an aggregate of up to 3,616,675 shares of our common stock which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 441,675 shares are issuable upon exercise of warrants that we issued to the selling stockholders. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to certain of the selling stockholders to register for resale the shares issued to them and the shares issuable upon exercise of the warrants issued to them. The selling stockholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.


         We will not receive any proceeds from the sale of the shares by these selling stockholders. We will, however, receive proceeds in the event that some or all of the warrants held by the selling stockholders are exercised.

         Unless the context otherwise requires, the terms "Genius Products," "we," "us," "our" or the "Company" refer to Genius Products, Inc.


         Our common stock is listed on the Over the Counter Bulletin Board under the symbol "GNPI.OB." The last reported sales price per share of our common stock, as reported by the Over the Counter Bulletin Board on July 27, 2005, was $1.70.


                          ----------------------------

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                          ----------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is _________, 2005

                                TABLE OF CONTENTS


                                                                            Page

NOTICE ABOUT FORWARD-LOOKING STATEMENTS.......................................5

GENIUS PRODUCTS, INC..........................................................6

RISK FACTORS..................................................................7

USE OF PROCEEDS..............................................................12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................12

DIVIDEND POLICY..............................................................13

BUSINESS.....................................................................14

SELECTED CONSOLIDATED FINANCIAL INFORMATION..................................21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS...........................................22

MANAGEMENT...................................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............38

DESCRIPTION OF SECURITIES....................................................40

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...............................42

PLAN OF DISTRIBUTION.........................................................42

SELLING STOCKHOLDERS.........................................................45

LEGAL MATTERS................................................................47

EXPERTS......................................................................47

AVAILABLE INFORMATION........................................................47

INDEX TO FINANCIAL STATEMENTS................................................F-1


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

         THIS PROSPECTUS CONTAINS PRODUCT NAMES, TRADE MARKS AND TRADE NAMES OF OUR COMPANY AND OTHER ORGANIZATIONS.

                     NOTICE ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and any supplement to this prospectus include "forward-looking statements." To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends", "anticipates", "believes", "estimates", "projects", "forecasts", "expects", "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this prospectus. Except as required by law, we do not intend to update our forward-looking statements, whether written or oral, to reflect events or circumstances after the date of this prospectus.

                              GENIUS PRODUCTS, INC.

         We are an entertainment company that produces, publishes and distributes films, videos and music on digital video discs, or DVDs, videos, or VHS, and compact discs, or CDs, under a variety of branded names and non-branded names. Our products are sold at traditional, direct response, mail order and internet retailers nationwide and, to a lesser extent, internationally.

         Through our "Branded Distribution Network," we currently own or have the rights to publish DVDs, VHS and audio CDs under the trademarked brands described in the following table. These brands include both proprietary and licensed brands. We also offer non-branded DVDs and other products as described below. We intend to continue to build our Branded Distribution Network by developing additional branded products through both internal development and licenses from third parties.

PROPRIETARY DVD/VHS             PROPRIETARY MUSIC      LICENSED MUSIC                  OTHER/GIFT
------------------------------- ---------------------- ------------------------------- ------------------------------
Baby Genius(R)                    Baby Genius(R)       Beatrix Potter(TM)              Zoo Babies(R) Plush Collection
Kid Genius(R)                     Kid Genius(R)        Guess How Much I Love You(TM)   Gift Sets
Genius Entertainment(R)           Wee Worship(TM)      Curious George(R)               Jewelry
Wee Worship(TM)                   Tranquility          Spot the Dog(TM)
Wellspring                                             Raggedy Ann and Andy(TM)        AUDIO
                                                                                       ------------------------------
Movie / TV Classics                                    Paddington Bear(TM)             The Twilight Zone(TM)
                                                       Rainbow Fish(TM)                Zero Hour(TM)
LICENSED DVD/VHS                                       The Snowman(TM)
-------------------------------
TV Guide(R)                                            The Little Tikes(R)
AMC(R) Movies                                          Tonka(R)
AMC TV for Movie People(TM)                            My Little Pony(R)
AMC Monsterfest(TM)                                    Jay Jay the Jet Plane(R)
Bazooka(R)
Hollywood Classics(TM)
IFILM(R)
National Lampoon(R)
Sundance Channel Home
     Entertainment(TM)

         For the fiscal year ended December 31, 2004, our net revenues were $16,629,932 and our net loss was $6,046,168. For the three months ended March 31, 2005, our net revenues were $2,555,886 and our net loss was $2,232,323.

CORPORATE INFORMATION

         We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

         Our principal executive offices are located at 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075, and our telephone number is (858) 793-8840. Our internet address is www.geniusproducts.com. Information contained on our website does not constitute a part of this prospectus.

                                  RISK FACTORS

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. BEFORE YOU INVEST YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ARE REALIZED, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED AND THE VALUE OF OUR STOCK COULD GO DOWN. THIS MEANS YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF SIGNIFICANT LOSSES, AND WE MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY.

         We have incurred operating losses in every quarter since we commenced operations. As of March 31, 2005, we had an accumulated deficit of approximately $23.8 million. Our net loss for the three months ended March 31, 2005 was approximately $2.2 million, our net loss for the year ended December 31, 2004 was approximately $6 million, our net loss for the year ended December 31, 2003, was approximately $2.7 million; our net loss for the year ended December 31, 2002, was approximately $2.8 million; and our net loss for the year ended December 31, 2001, was approximately $2.4 million. We expect to continue to devote substantial resources to acquire additional licenses, to develop additional proprietary DVD and VHS products, and continue our sales and marketing activities, including our branding efforts. As a result, our operating losses may increase. Our continued operational loss may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

WE MUST ESTABLISH AND MAINTAIN STRONG BRAND IDENTITY TO COMPETE EFFECTIVELY.

         We believe that continuing to strengthen our "Genius" brand names and other brand names we license will be critical to achieve widespread acceptance of our products. Favorable public perception of our branded products will depend largely on our ability to continue providing users with high-quality products and the success of our marketing efforts. We plan to increase our marketing expenditures to create and maintain brand recognition. However, brand promotion activities may not yield increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building our brands.

IF WE CANNOT INTEGRATE THE BUSINESS OF COMPANIES OR PRODUCTS WE ACQUIRE, OUR BUSINESS MAY SUFFER.

         We recently completed the acquisition of American Vantage Media Corporation, and may conduct further acquisitions in the future. The integration of these acquisitions into our business requires significant management attention and may require the further expansion of our existing employee base. In order to manage our acquisitions effectively, we must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. Our acquisitions have expanded our product offerings, operations and number of employees. Our future success will also depend in part on our ability to retain or hire qualified employees to operate our expanding businesses efficiently. If we cannot integrate our acquisitions successfully, these changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THE LOSS OF ANY OF OUR MAJOR CUSTOMERS COULD HARM US.

         During the first quarter of 2005, four customers accounted for 10% or more of gross revenues. Sam's Club, Target Stores, 99 Cent Only Stores and Anderson Merchandisers accounted for 16%, 14%, 13% and 13% of net revenues, respectively. In 2004, our two largest customers, Target Corporation, and Dollar Tree Stores, Inc., accounted for 27% and 26% of our net revenues, respectively. In 2003, our two largest customers, Anderson Merchandising and Target Corporation accounted for 33% and 18% of our net revenues, respectively. In 2002, our two largest customers, Books are Fun, and Home Shopping Network, accounted for 31% and 17% of our net revenues, respectively. The loss of any of these significant customers could have a material adverse effect upon the value of our common stock and our business, operations and financial condition.

WE ARE DEPENDENT UPON KEY PERSONNEL.

         We are dependent on our executive officers, the loss of whom would have an adverse effect on us. While we have employment agreements with our executive officers, unforeseen circumstances could cause these persons to no longer be available to render their services to us. If we are unable to retain a skilled management team, it would have a material adverse effect upon the value of our common stock and our business, operations and financial condition. Under the terms of employment agreements with our executives, certain payments amounting to an aggregate maximum of approximately $1,110,500 could become due that might have a material adverse effect upon our liquidity and results of operations. Payments would be due if we have a change of control and our executives are terminated without cause. If an executive dies or is terminated without cause, severance pay averaging up to $206,250 per executive would be due.

WE MAY HAVE TO REPURCHASE SOME OF OUR OUTSTANDING COMMON STOCK AT PRICES HIGHER THAN CURRENT MARKET PRICES.

         During the period 1997 through 1999, we issued shares in Arizona, Pennsylvania and Washington for which no share registration filings were made under the securities laws of those states and for which exemptions or preemptions from registration may be unavailable. In order to comply with the laws of those states, we have voluntarily offered (in Arizona and Pennsylvania) and may offer (in Washington) to repurchase all such shares from investors who originally acquired them from us and who were residents in those states at the time of purchase. Each investor who accepts the offer received, or will receive, the price per share they originally paid, plus interest where applicable, accrued from the date of initial purchase to the date of repurchase.

         We previously estimated the potential cost to us of conducting this repurchase to be approximately $500,000 for the approximately 70,000 shares subject to repurchase (adjusted for the reverse stock split on April 10, 2001). Without an offer to repurchase the shares, we believe there was a greater risk that the stockholders involved would seek to exercise certain rights as creditors or seek to enforce claims for breach of contract, or file complaints with the applicable securities regulatory bodies. Such governmental bodies could have taken various actions against us requiring us to conduct these repurchase offers. In addition, interest would continue to accrue on the outstanding amounts owed to stockholders in Arizona, Pennsylvania and Washington at annual rates of 10%, 6% and 8%, respectively.

         The legal effect of our rescission offers is uncertain. Federal and most state securities laws do not expressly provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered or qualified as required or was not otherwise exempt from such registration or qualification requirements. To the extent these securities laws claims are not barred and are brought against us by current or former holders of our securities, they could result in judgments for damages. If any of the offerees reject our rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of the common stock sold to them plus any statutory interest we may be required to pay. In addition, the rescission offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.

         As described in more detail below in "Legal Proceedings," on September 23, 1999, the Securities Administrator of the State of Washington filed a Summary Order to Cease and Desist against us with the State of Washington Department of Financial Institutions Securities Division. The relief sought is that we cease and desist from violations of certain sections of the Securities Act of Washington. We are currently in discussions with the Securities Administrator to resolve all claims based on the allegations set forth in the Summary Order to Cease and Desist. We anticipate that any resolution of this matter with the Securities Administrator would include our making an offer to repurchase these securities for the amount paid for them, plus interest thereon from the date of purchase. We believe that because the price of our common stock is significantly lower than the original purchase price paid by affected stockholders, they would be likely to accept repurchase offers. If the Securities Administrator requires us to enter into an administrative order to resolve this matter, it may affect our business or our ability to raise capital in the State of Washington and those states where having an outstanding administrative order may result in the loss of certain available exemptions from registration of securities.

         We made voluntary rescission offers in Arizona and Pennsylvania, including an interest payment from the date of purchase at an annual rate of 10% and 6%, respectively, on the stock purchase price. We have paid a total of $117,362 to date to investors accepting the rescission offer in those states. We have accrued a liability of $395,172 as of December 31, 2004, representing the amount of stock purchased and accrued interest for Washington investors, including interest at an annual rate of 8%, and for one investor in Pennsylvania whose rescission offer is still pending.

WE ARE DEPENDENT UPON NEW PRODUCTS.

         Our future growth will be dependent on our ability to identify and develop products which can be sold at acceptable margins through wholesale and retail outlets, as well as on the Internet, and on our ability to acquire the necessary rights to market and distribute such products and to enter into arrangements with third-party manufacturers and distributors to produce and distribute such products. There can be no assurance that we will be successful in identifying and developing quality products that may be successfully marketed through these channels or in entering into relationships with third-party manufacturers and distributors. A failure to identify and develop new products would have a detrimental impact on our future performance.

WE ARE DEPENDENT ON OUR LICENSING AND DISTRIBUTION RELATIONSHIPS.

         Our future growth will be dependent on our ability to maintain our distribution and licensing relationships. There can be no assurance that we will be successful in maintaining and developing these relationships, or, that if we are successful in maintaining and developing these relationships, that our distribution and licensing relationships will result in a positive effect on our future performance.

OUR PRODUCTS ARE SUBJECT TO RETURNS.

         Major distributors to which we sell have in the past returned significant amounts of products to us if it has not sold in accordance with their expectations or if we have newer versions of the product available. We expect that they will continue to do so in the future and anticipate a certain level of returns, accounting for such when recognizing revenue based upon our historic return rates and estimates of returns based upon new product introduction. If product returns are significantly greater than we anticipate, it will negatively impact our net revenues.

OUR PRODUCTS ARE SUBJECT TO INDUSTRY AND CONSUMER TRENDS.

         Our growth in sales has been based in part on both the evolution of consumer tastes and preferences towards educational and entertaining products for babies and children, in part due to publicity on the effect of music on child development, and an increase in purchases of DVDs as a popular form of family entertainment. There are differences of opinion, however, in the scientific community regarding the positive impact of music and video products on child development, and a change in consumer tastes and preferences regarding our products may have an adverse effect on our results of operations. There can be no assurance that consumer tastes and preferences will continue to favor our products and marketing segments.

OUR 2004 REVENUES WERE PRIMARILY DRIVEN BY SALES OF VALUE PRODUCTS.

         A majority of our 2004 revenue was generated from the sale of value-priced DVDs. This is the most competitive segment of the industry and we anticipate extreme competition in 2005. We are launching new lines of branded DVDs in 2005, including Bazooka, National Lampoon, Sundance Channel Home Entertainment and Ifilm. There is no guarantee the new lines will sell through at retail at the level contemplated in our plan.

A MAJORITY OF THE CONTENT SOLD IN OUR CLASS CONTENT SEGMENT IS PUBLIC DOMAIN.

         Public domain content is easily accessible and many of our competitors release the exact same title at retail. Not all content that is believed to be in the public domain is in the public domain, and rights holders may require us to cease and desist the sale of content and/or pay them royalties. There is also the risk of significant royalties and penalties owed to the rights holders if we sell content believed to be in the public domain and later find out it is not.

OUR MARKETS ARE HIGHLY COMPETITIVE.

         Increased competition could result in reduced margins or loss of market share, any of which could harm both our retail and e-commerce businesses. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of our present and potential competitors enjoy substantial competitive advantages, including larger numbers of users, more fully developed e-commerce opportunities, larger technical, production and editorial staffs and substantially greater financial, marketing, technical and other resources. If we do not compete effectively or if we experience any pricing pressures, reduced margins or loss of market share resulting from increased competition, our business could be adversely affected.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR CURRENT PRODUCTS OBSOLETE.

         The market for cassettes, CDs, VHS and DVD technology is subject to change. There can be no assurance that over time these technologies will not be affected by competition from another form of information storage and retrieval technology, such as on-line information services. A further strong advance in the technology surrounding cable and satellite that would give consumers access to information and entertainment may limit the expansion of the market for applications based on cassettes, CDs, VHS and DVDs. The replacement of our technology by another information storage and retrieval technology, or the replacement of existing technology by a new technology at a pace too rapid for production adjustments, may also have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE SUBJECT TO TRADEMARK INFRINGEMENT CLAIMS.

         We may be held liable for copyright or trademark infringement if the content or packaging of our cassettes, CDs, VHS, DVDs or other products infringes upon the copyrights or trademarks of others. Such claims of infringement, if brought, could have a material adverse affect on our business or financial condition. In addition, if it comes to our attention that third parties may be infringing upon the Baby Genius trademarks in certain product categories, we may prosecute as we deem necessary any such infringements. Defending our intellectual property rights may be costly in terms of legal fees and management time. Expenditure of significant legal fees could have a material adverse effect on our financial condition and no assurance can be made that we would prevail in any litigation defending our intellectual property rights. Failure to take necessary defensive legal action for lack of cash could result in compromising our rights to our intellectual property, which would have a material adverse effect on our business, our financial position and the value of our intellectual property.

WE ARE DEPENDENT UPON LONG-TERM FINANCING.

         Our ability to implement our business plan and grow is dependent on raising a significant amount of capital. We have sustained our operations in large part from sales of our equity. There can be no assurance that we will be able to successfully generate revenues or raise additional funds sufficient to finance our continued operations. In the long term, failure to generate sufficient revenues or obtain financing would have a material adverse effect on our business, operations and financial condition and would jeopardize our ability to continue our operations.

WE MAY NOT BE ABLE TO UTILIZE OUR NET OPERATING LOSS.

         During the years ended 1997 through 2004, we incurred losses resulting in a net operating loss carry-forward as of December 31, 2004 of $14,516,000 and $8,358,000 for federal and state income tax purposes, respectively. The federal and state net operating losses begin to expire in 2011 through 2024, respectively. Because we anticipate significant expenditures with respect to implementing our business plan, there is a risk that we will be unable to make enough profits, if any, during the net operating loss carry-forward period to realize the deferred income tax asset.

WE MAY INCUR INCREASED COSTS AS A RESULT OF RECENTLY ENACTED AND PROPOSED CHANGES IN LAWS AND REGULATIONS RELATING TO CORPORATE GOVERNANCE MATTERS AND PUBLIC DISCLOSURE.

         Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, rules adopted or proposed by the SEC and new accounting pronouncements, will result in increased costs to us as we comply and evaluate the implications of these laws, regulations and standards and respond to their requirements. Any expenses required to comply with changing rules and regulations may result in increased general and administrative expenses and a diversion of management time and attention from our business. In addition, these new laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The effect of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

RISKS RELATED TO OUR COMMON STOCK

OUR COMMON STOCK HAS EXPERIENCED IN THE PAST, AND MAY EXPERIENCE IN THE FUTURE, SIGNIFICANT PRICE VOLATILITY, WHICH SUBSTANTIALLY INCREASES THE RISK OF LOSS TO PERSONS OWNING OUR COMMON STOCK.

         Because of the limited trading market for our common stock, and because of the significant price volatility, stockholders may not be able to sell their shares of common stock when they desire to do so. In 2003, our stock price ranged from a high of $2.45 to a low of $0.72 and, in 2004, our stock price ranged from a high of $2.95 to a low of $1.15. The inability to sell shares in a rapidly declining market may substantially increase the risk of loss as a result of such illiquidity and the price for our common stock may suffer greater declines due to its price volatility.

OUR COMMON STOCK IS TRADED ON THE OTCBB, WHICH MAY BE DETRIMENTAL TO INVESTORS.

         Our shares of common stock are currently traded on the Over the Counter Bulletin Board, or the OTCBB. Stocks traded on the OTCBB generally have limited trading volume and exhibit a wide spread between the bid/ask quotation.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK RULES WHICH MAY BE DETRIMENTAL TO INVESTORS.

         Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 (or $300,000 together with their spouses)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock. Additionally, our common stock is subject to the SEC regulations for "penny stock." Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

WE WILL INCUR CERTAIN EXPENSES IN CONNECTION WITH THIS REGISTRATION.

         We are required to pay the fees and expenses incurred by us incident to the registration of the shares under this registration statement, and to reimburse the fees and disbursements of counsel for certain of the selling stockholders. We have also agreed to indemnify certain of the selling stockholders against losses, claims, damages and liabilities arising out of relating to any misstatements or omissions in this registration statement or prospectus, including liabilities under the Securities Act.

                                 USE OF PROCEEDS


         This prospectus relates to 3,616,675 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all warrants are fully exercised without using any applicable cashless exercise provisions, we will receive $991,631.25 in cash from the warrant holders. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock trades on the OTCBB under the symbol "GNPI.OB." The market represented by the OTCBB is extremely limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported on the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The last reported sales price per share of our common stock, as reported by the OTCBB on July 27, 2005 was $1.70.


                   YEAR                   PERIOD               HIGH         LOW
             ----------------         -------------           -----        -----
             Fiscal Year 2003         First Quarter           $1.18        $0.76
                                      Second Quarter          $1.26        $0.72
                                      Third Quarter           $1.85        $1.01
                                      Fourth Quarter          $2.45        $1.20
             Fiscal Year 2004         First Quarter           $2.95        $1.95
                                      Second Quarter          $2.40        $1.45
                                      Third Quarter           $2.00        $1.15
                                      Fourth Quarter          $1.94        $1.34
             Fiscal Year 2005         First Quarter           $2.45        $1.45
                                      Second Quarter          $2.55        $1.71

         Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.

STOCKHOLDERS

         As of June 30, 2005, we had 42,696,136 shares of common stock issued and outstanding which were held by approximately 400 stockholders of record, including the holders that have their shares held in a depositary trust in "street" name. The transfer agent for our common stock is Interwest Transfer Company, 1981 East 4800 South, Salt Lake City, Utah 84117.

                                 DIVIDEND POLICY

         Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

                                    BUSINESS

OVERVIEW

         We are an entertainment company that produces, publishes and distributes films, videos and music on digital video discs, or DVDs, videos, or VHS, and compact discs, or CDs, under a variety of branded names and non-branded names. Our products are sold at traditional, direct response, mail order and internet retailers nationwide and, to a lesser extent, internationally.

         Through our "Branded Distribution Network," we currently own or have the rights to publish DVDs, VHS and audio CDs under the trademarked brands described in the following table. These brands include both proprietary and licensed brands. We also offer non-branded DVDs and other products as described below. We intend to continue to build our Branded Distribution Network by developing additional branded products through both internal development and licenses from third parties.

PROPRIETARY DVD/VHS             PROPRIETARY MUSIC      LICENSED MUSIC                  OTHER/GIFT
------------------------------- ---------------------- ------------------------------- ------------------------------
Baby Genius(R)                  Baby Genius(R)         Beatrix Potter(TM)              Zoo Babies(R) Plush Collection
Kid Genius(R)                   Kid Genius(R)          Guess How Much I Love You(TM)   Gift Sets
Genius Entertainment(R)         Wee Worship(TM)        Curious George(R)               Jewelry
Wee Worship(TM)                 Tranquility            Spot the Dog(TM)
Wellspring                                             Raggedy Ann and Andy(TM)        AUDIO
                                                                                       ------------------------------
Movie / TV Classics                                    Paddington Bear(TM)             The Twilight Zone(TM)
                                                       Rainbow Fish(TM)                Zero Hour
LICENSED DVD/VHS                                       The Snowman(TM)
-------------------------------
TV Guide(R)                                            The Little Tikes(R)
AMC(R) Movies                                          Tonka(R)
AMC TV for Movie People(TM)                            My Little Pony(R)
AMC Monsterfest(TM)                                    Jay Jay the Jet Plane(R)
Bazooka(R)
Hollywood Classics(TM)
IFILM(R)
National Lampoon(R)
Sundance Channel Home
     Entertainment(TM)

RECENT DEVELOPMENTS

         In May 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 3,000,000 shares of our common stock and five-year warrants to purchase 270,000 shares of our common stock at an exercise price of $2.56 per share. The transaction closed on May 20, 2005, and we realized gross proceeds of $5.25 million from the financing, before deducting commissions and other expenses.

         On March 21, 2005, we completed our acquisition of American Vantage Media Corporation, or AVMC, a subsidiary of American Vantage Companies, or AVC. The acquisition was completed through an agreement and plan of merger which provided for the issuance to AVC of (i) 7,000,000 shares of our common stock and
(ii) warrants to purchase 1,400,000 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, plus our assumption of approximately $6.3 million in debt of AVMC. A subsidiary of AVMC is Wellspring Media, Inc., which owns the rights to a substantial film library, as discussed further below.

         On March 2, 2005, we completed our reincorporation from the State of Nevada to the State of Delaware. The reincorporation was accomplished by merging our company into a newly formed Delaware corporation and converting each share of our company's common stock into one share of the common stock of the Delaware corporation. The reincorporation had no impact on our business or operations. Certificates that represent shares of the common stock of the Nevada corporation automatically represent the same number of shares of the Delaware corporation.

CORPORATE STRUCTURE

         We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

DVD AND VHS PRODUCTS

         Our business is based on a new model for the distribution and marketing of entertainment content, with a shift in emphasis away from the traditional studio model which is content oriented, towards a model which is retailer oriented. Our model focuses on the buying patterns and habits of consumers with specific demographics. As we add more content to our libraries, we intend to acquire, develop or distribute products with credible value and brand them for relevance. We will attempt to limit financial exposure through detailed ROI analysis and limited advances and development funds. We also utilize our "Branded Distribution Network" which is a specialized distribution strategy with broad access to retail outlets. We also employ superior merchandising methods, an effective supply chain and a scaleable infrastructure with low content and production costs.

         Our products are sold in retail outlets nationwide under well-known brands, including AMC, TV Guide, IFILM, Sundance Channel Home Entertainment, Bazooka, National Lampoon, Baby Genius and Wellspring.

         We primarily sell entertainment products in the following segments:

              1.   Independent Films
              2.   Classics
              3.   Family
              4.   Comedies
              5.   Lifestyle
              6.   Special Interest
              7.   Health and wellness

         We intend to continue to expend additional resources on producing, distributing and acquiring relevant content to support our Branded Distribution Network. We intend to continue to acquire rights to film and television libraries and/or enter into distribution agreements with major content suppliers. Our recent acquisition of AVMC and its Wellspring library gives us a substantial library of high quality content consisting of over 750 feature films and documentaries and 800 short films. We believe this acquisition will drive value in the independent film niche, and the lifestyle, special interest and health and wellness segments.

CD AND OTHER PRODUCTS

         PROPRIETARY CHILDREN MUSIC

         In September 1998, we developed a line of classical music CDs and cassettes for children under the Baby Genius brand name. Certain published reports at the time indicated that classical music could play an important positive role in a child's intellectual development. We publish, distribute and license a line of musical CDs under the Baby Genius brand name which come in three series: Classical, Instrumental and Vocal. We currently have 23 titles in our Baby Genius music catalog. The CDs are sold individually, in 2-packs and in 3-packs. They are endorsed by Public Radio Music Source and Minnesota Public Radio, or MPR, a subsidiary of Minnesota Communications Group, or MCG. MCG funded a portion of the Baby Genius development costs and has been instrumental in assisting us to obtain classical music licenses. MPR and MCG are both current stockholders and continue to work with us on music licensing and production.

         In 2003, we introduced the first two Kid Genius titles. While Baby Genius products are developed for children up to the age of three, Kid Genius music is targeted for children ages three to seven. Future releases are currently under consideration. In 2003 we also introduced the Wee Worship branded line of Christian music for children. We currently have eight titles in this line, with an additional two scheduled for introduction in 2005.

         LICENSED CHILDREN'S MUSIC

         We have focused on developing, producing and acquiring the music rights to quality children's entertainment and toy brands. In addition to developing our own Genius brand-name products, we are seeking licenses for the audio and/or video rights for established third-party properties. In this regard, we have identified high-quality brands that have not licensed their music rights. Since 2003, we have successfully introduced many licensed music properties, including My Little Pony, Tonka, Jay Jay the Jetplane, Guess How Much I Love You, Rainbow Fish, Curious George, Paddington Bear, Raggedy Ann and Andy, The Snowman and Spot, with more new titles slated for 2005. We intend to continue to seek to license additional properties in the future. We also license the Baby Genius brand to third-party companies for a variety of products, including books.

         INTERACTIVE LISTENING STATION MUSIC

         In November of 2004, we launched two different interactive music programs: Hits and Lifestyles. Hits music focuses on major label artists from the 60's, 70's, 80's and 90's. Lifestyles music genres include categories such as classical, instrumental, contemporary, new age, world and seasonal. Both the Hits and Lifestyles programs have a fixture in the store dedicated solely to music. This fixture allows the customer to sample each title, by allowing them to touch a panel on the fixture and hear a 60 second preview of each CD featured on the unit. We intend to expand this segment of our business.

OTHER PRODUCTS

         We are developing other CD products and gift sets that we expect to market to our existing retail customers. These products utilize our ability to create and provide quality products through our existing distribution channels.

         Zoo Babies are collectible plush animals on pillows. We have designed 24 styles of Zoo Babies and launched several styles in the third quarter of last year through our existing distribution channels.

         We have created a line of gift sets that includes audio CDs and a value-added item such as a picture frame or gift cards, ornaments or plush toys.

DISTRIBUTION

         We utilize a distribution facility located centrally in Atlantic, Iowa. We sell our products directly to retailers and through key select distribution companies. We have excellent relationships with retailers nationwide and is a direct supplier to nearly every major retailer or major distributor that carries video and/or music products. We have distribution in approximately 25,000 retail locations. Our products can be found at retail outlets nationwide, including mass retail stores such as Target, Wal-Mart, Kmart, Meijers, ShopKo, Costco and Sam's Club; children's toy stores such as Toys R Us and Babies R Us; music and video stores such as Best Buy and Circuit City; bookstores such as Borders and Barnes & Noble; internet retailers such as Amazon.com and Netflix and other non-traditional outlets.

         We have entered into distribution agreements with companies located in the United States, Canada, the Philippines, Singapore and Hong Kong. In each of these instances, we receive licensing fees for the licensed products that are produced and sold by the licensees. These products include proprietary music and video products in certain countries and products developed by the licensees for sale that utilize Genius Products brand names and marks. We have also engaged licensing agents to assist us in licensing broadcast rights for our proprietary music and video products. While we hope to enter into relationships with other domestic and international distributors, there can be no assurance that we will do so or, if we do enter into any such relationships, that they will be profitable.

MARKETING AND SALES

         Our marketing and sales strategies are designed to support the sale of products for the retail, Internet and licensing components of our business. We use what we consider to be innovative and relatively low-cost marketing techniques, including public relations, promotional programs, in-store advertising programs and cross-marketing with customers of our strategic partners which are useful for marketing purposes but do not generate revenues directly. We continue to exhibit our products at select industry trade shows. Our new products are marketed to our existing mass-market retail customers through our existing distribution channels.

         We own the majority of our vocal and instrumental music content. We have built a considerable catalog of royalty-free children's music that allows us to use low-cost music for most of our audio products.

         During the first quarter of 2005, four customers accounted for 10% or more of gross revenues. Sam's Club, Target Stores, 99 Cent Only Stores and Anderson Merchandisers accounted for 16%, 14%, 13% and 13% of net revenues, respectively. Our two largest customers in 2004, Target Corporation and Dollar Tree Stores, Inc., accounted for 27% and 26% of our net revenues, respectively. Our two largest customers in 2003, Anderson Merchandising and Target Corporation, accounted for 33% and 18% of our net revenues, respectively. In 2002, our two largest customers were Books are Fun and Home Shopping Network, accounting for 31% and 17% of net revenues, respectively.

TRADEMARKS AND LICENSES

         TRADEMARKS

         We use multiple trademarks to distinguish our products, including Genius Entertainment, Baby Genius, Kid Genius and Hollywood Classics. In addition, our recently acquired subsidiaries American Vantage Media and Wellspring Media have a portfolio of trademarks that they use to distinguish and protect their films and related products. These and other trademarks are the subject of registrations and pending applications filed by us for use with a variety of products and other content, and we have an active program to expand our usage and registration of trademarks. We regard our rights in and to our trademarks and materials as valuable assets in the marketing of our products and vigorously seek to protect them against infringement and denigration by third parties.

         THIRD-PARTY LICENSES

         A substantial portion of our business is dependent upon licenses that we obtain from third parties relating primarily to entertainment content, such as film, video and music. We also license the right to use well-known brands that we associate with our products, such as TV Guide, AMC and Hollywood Classics. In addition, the Wellspring film library that we recently acquired includes a large number of third-party licenses to films and documentaries in the library.

         In September 2003, we executed a license agreement for the exclusive right to distribute worldwide a majority of Falcon Picture Group's audio and video products, with AMC and TV Guide branded DVD movie and television collections in the United States and Canada. This license agreement calls for a royalty to be paid on the sales of the video and audio products.

         We license our classical music from Naxos of America, Inc. The various license agreements we have with Naxos terminate upon the expiration of the copyright of the music that is held by Naxos, or upon our discontinuation of the product line. We also pay royalties to other parties for selected songs that were chosen for inclusion in our products.

         Also as discussed above, we have entered into licensing agreements to develop, manufacture and distribute music CDs in association with the licenses Guess How Much I Love You, Rainbow Fish, Curious George, Paddington Bear, Raggedy Ann and Andy, The Snowman, Spot, Beatrix Potter, My Little Pony, Little Tikes and Tonka. These agreements call for a royalty to be paid on all related music sales. Ownership of the music we create for these products becomes the property of the licensor.

SUPPLIERS AND COMPLIANCE WITH ENVIRONMENTAL LAWS

         We are able to obtain our CDs, videos and DVDs from a variety of suppliers. These items are readily available, and we would not expect our production to be seriously affected by the failure of any one supplier. We are not aware of any environmental laws that affect our business.

INTERNET BUSINESS

         Consumers who visit our retail website at www.geniusproducts.com can purchase our music and video products directly from us. We are also creating a business-to-business section that will allow smaller independent retailers to order our products for resale in their stores. We believe that a continued Internet presence is desirable because it aids in consumer sales, business-to-business sales and name recognition and, in doing so, assists our retail business.

COMPETITION

         The retail and Internet markets for entertainment products, including cassettes, CDs, videos and DVDs, are highly competitive. We face significant competition with respect to the number of products currently available, pricing and in securing distribution at retail outlets. The costs of entry into the retail and Internet markets for competitive products are low, and there are no significant barriers to entry. There are many companies who could introduce directly competitive products in the short term that have established brand names, are better funded, have established distribution channels and have greater resources than us.

         These established companies include Disney, Fox, Paramount, Sony, Time-Warner, Lionsgate and more. Within the category of children's music, established competitors include Disney, Kid Rhino, Madacy, Music for Little People, St. Clair, Direct Source, Twin Sisters, Great American Audio, Razor & Tie and more. Within the category of videos for children, established competitors include the Baby Einstein and Winnie-the-Pooh series by Disney Home Video, Barney series by Lyrick Studios, Dr. Seuss series by Fox Home Entertainment, Little Bear series by Paramount Home Video, Paddington Bear series by Time-Life, Sesame Street series by Sony Wonder, Teletubbies and Boohbah series by PBS Home Video/Warner, Madeleine, The Jungle Book, The Little Mermaid, Fisher Price, Leapfrog, Brainy Baby and So Smart.

EMPLOYEES

         We currently have 47 full-time employees and 7 part-time employees, including the employees of AVMC who were added in March 2005. None of our employees are represented by an organized labor union. We believe our relationship with our employees is good, and we have never experienced an employee-related work stoppage.

FACILITIES

         In November 2003, we entered into a sublease agreement for a 5,603 square foot facility located in Solana Beach, California, which we use as our principal executive offices. This sublease is for a five-year term which commenced in January 2004. Our monthly rent for this space is as follows:

         MONTH OF TERM                                                  AMOUNT
         -------------                                                  ------
         1-12......................................................     $11,206
         13-24.....................................................     $11,598
         25-36.....................................................     $12,001
         37-48.....................................................     $12,421
         49-60.....................................................     $12,856

         In addition to the monthly rent, we will pay for increases in common area expenses over the base year of 2004. We also have the option to extend the lease for an additional five-year period.

         On December 31, 2003, we entered into a sublease arrangement with the Meader Family Limited Trust, a related party, under which we rent a portion of a warehouse facility (approximately 8,000 square feet) in Atlantic, Iowa, for a monthly rent of $2,900. This centrally located facility is used to distribute our products to certain customers. The lease expires in December 2007.

         Also on December 31, 2003, we entered into a sublease arrangement with Ekelund Properties, LLC, a related party, under which we rent sales offices (approximately 1,300 square feet) in Excelsior, Minnesota, for a monthly rent of $1,200. This lease expired in January 2005.

         On October 15, 2004, we entered into a sublease agreement for a 1,670 square foot facility located in Bentonville, Arkansas. This sublease has a term of 5 years and expires in October 2009. The monthly rent for this facility is $1,879 with an annual increase of 3 percent.

         We believe that these facilities are adequate for our immediate future. However, as we have recently completed a major acquisition, we will be reviewing our space needs as a part of the integration process and may likely keep an office in New York City.

LEGAL PROCEEDINGS

         Except as described below, we are not a party to any legal or administrative proceedings, other than routine litigation incidental to our business that we do not believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

         WELLSPRING MATTER

         On March 21, 2005, we completed our acquisition of American Vantage Media Corporation and its subsidiary, Wellspring Media, Inc. On or about March 14, 2005, a complaint was filed in U.S. Bankruptcy Court for the District of Delaware against Wellspring requesting a judgment in excess of $3,000,000. The complaint was filed by the Chapter 7 Trustee of the Winstar Communications, Inc. Estate. The details of this matter are discussed below.

         In September 2001 (prior to the acquisition of Wellspring by AVMC), Winstar (or its predecessor) sold a subsidiary, Winstar TV & Video, to Wellspring in exchange for $2,000,000 in cash and a promissory note in the amount of $3,000,000. The merger agreement provided that in the event the working capital of Winstar TV & Video was determined to be less than $3,000,000 at the closing of the merger, the sole remedy of Wellspring was a reduction in the principal amount of the promissory note by the difference between $3,000,000 and the actual amount of the working capital. The accountants for Wellspring determined that at the time of the closing of the merger, Winstar TV & Video had a working capital deficit. Based upon this determination and the provisions of the merger agreement, Wellspring determined that the amount due under the promissory note should be reduced to zero, and as a result no payment was made. On November 30, 2001, Wellspring informed Winstar of its determination regarding the working capital deficit, and Winstar subsequently advised Wellspring that it disputed the determination. Since 2001, Wellspring and Winstar have engaged in discussions in an effort to settle the dispute over the working capital calculation, but no settlement has been reached.

         We have not been involved in these matters until only recently, and so have not had an opportunity to evaluate the merits of Winstar's claims or determine whether Wellspring has meritorious defenses. However, we believe that, if an adverse judgment against Wellspring occurs or an adverse settlement is reached, our subsidiaries Wellspring and AVMC will be entitled to full indemnification against any such losses by the initial owners of Wellspring (prior to AVMC), and we will be entitled to indemnification by American Vantage Companies. However, if the outcome of this litigation is adverse to us and we are required to pay significant monetary damages that are not indemnified by others, our financial condition and results of operations will likely be materially and adversely affected.

         SECURITIES MATTERS

         During the period 1997 through 1999, we issued approximately 70,000 shares in Arizona, Pennsylvania and Washington, for which no share registration filings were made under the securities laws of those states and for which exemptions from registration appear to be unavailable. We made voluntary rescission offers in Arizona and Pennsylvania, including an interest payment from the date of purchase at an annual rate of 10% and 6%, respectively, on the stock purchase price. We have paid a total of $117,362 to date to investors accepting the rescission offer in those states.

         On September 23, 1999, the Securities Administrator of the State of Washington filed a Summary Order to Cease and Desist with the State of Washington Department of Financial Institutions Securities Division against us, the Martin Consulting Group, Martin H. Engelman, and their employees and agents. The relief sought is that the respondents cease and desist from violations of RCW 21.20.140, 21.20.040, and 21.20.010 of the Securities Act of Washington. The 1999 Summary Order to Cease and Desist alleges, among other things, that Mr. Engelman and our company offered to sell shares of our common stock that were not registered in the state or otherwise qualified for an exemption from registration. Mr. Engelman represented us at the Third Annual Seattle Money Show and provided information to interested parties about us and our products.

         We are currently in discussions with the Securities Administrator to resolve all claims based on the allegations set forth in the Summary Order to Cease and Desist. This administrative order may affect our business or our ability to raise capital in the State of Washington and those states where having an outstanding administrative order may result in the loss of certain available exemptions from registration of securities. If we are unable to resolve this matter without vacating the current administrative order, we would likely contest the Summary Order to Cease and Desist at a hearing. The potential costs of a hearing and the uncertainty of the outcome may lead us to conclude, however, that not contesting the 1999 Washington Summary Order to Cease and Desist will likely be in our best interests.

         We anticipate that any resolution of this matter with the Securities Administrator would include our making an offer to repurchase these securities for the amount paid for them, plus interest thereon from the date of purchase at an annual rate of 8%. A total of approximately $264,000 of our shares of common stock was sold in the State of Washington. We have accrued a liability of $395,172 as of December 31, 2004, representing the amount of stock purchased and accrued interest for Washington investors and for one investor in Pennsylvania whose rescission offer is still pending. We believe that because the price of our common stock is significantly lower than the original purchase price paid by affected shareholders, they are likely to accept repurchase offers.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                        YEAR ENDED DECEMBER 31                             QUARTER ENDED MARCH 31
STATEMENT OF OPERATIONS DATA:     2000            2001           2002           2003          2004          2004            2005
                             ------------------------------------------------------------------------   ---------------------------
Net revenues                 $  1,344,016   $  1,348,768   $  2,143,700   $  3,068,506   $ 16,629,932   $  3,131,389   $  2,555,886

Total Costs of revenues         1,042,856        645,043      1,591,547      2,149,510     13,893,434      2,129,173      2,666,800

Operating expenses:
Product development               522,804        335,984        384,883        428,465        956,521        187,509        227,314
Sales and marketing               566,805        414,897        382,465      1,020,860      2,166,785        476,333        446,491
General and administrative      1,818,083      2,285,976      2,536,878      2,081,651      5,107,547        989,124      1,440,964
                             ------------------------------------------------------------------------   ---------------------------

Total costs and expenses        3,950,548      3,681,900      4,895,773      5,680,486     22,124,287      3,782,139      4,781,569

Loss from operations           (2,606,532)    (2,333,132)    (2,752,073)    (2,611,980)    (5,494,355)      (650,750)    (2,225,683)

Other income (expense)                                            6,131         14,125         (8,562)            --             --
Interest expense                  (25,160)       (93,100)       (41,340)      (144,021)      (542,451)      (147,002)        (5,840)
                             ------------------------------------------------------------------------   ---------------------------

Loss before provision for
  income taxes                 (2,631,692)    (2,426,232)    (2,787,282)    (2,741,876)    (6,045,368)      (797,752)    (2,231,523)

Provision for income taxes         (1,600)          (800)          (800)          (800)          (800)          (800)          (800)
                             ------------------------------------------------------------------------   ---------------------------

Net loss                     $ (2,633,292)  $ (2,427,032)  $ (2,788,082)  $ (2,742,676)  $ (6,046,168)  $   (798,552)  $ (2,232,323)
                             ========================================================================   ===========================

Basic and diluted loss per
  common share:
Net loss per share           $      (0.80)  $      (0.48)  $      (0.20)  $      (0.16)  $      (0.25)  $      (0.04)  $      (0.08)
                             ========================================================================   ===========================

Basic and diluted weighted
  average common shares         3,304,868      5,016,717     13,838,743     17,574,405     23,826,584     20,697,233     28,000,009
                             ========================================================================   ===========================


                                                              DECEMBER 31                                         MARCH 31
                                 2000             2001           2002           2003          2004           2004           2005
                             ------------------------------------------------------------------------   ---------------------------
BALANCE SHEET DATA:
Cash and cash equivalents    $     54,928   $     27,998   $    745,993   $    941,332   $  1,223,881   $  6,030,401   $  3,788,558
Working capital                  (630,295)      (514,900)       590,395      1,150,233      1,102,297      6,674,208      1,331,705
Total assets                      917,008        894,612      2,283,029      5,575,128     12,996,166     12,325,240     44,181,417
Redeemable common stock           473,860        499,450        465,777        490,932        395,172        497,221        399,997
Total shareholders' equity
  (deficit)                  $   (695,213)  $   (701,384)  $  1,053,360   $  2,722,554   $  4,431,860   $  8,191,172   $ 31,288,173


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. See "Forward-Looking Statements."

GENERAL

         We are an entertainment company that produces, publishes and distributes films, videos and music on digital video discs, or DVDs, videos, or VHS, and compact discs, or CDs, and the new Universal Media Disc, UMD, under a variety of branded and, non-branded names. Our products are sold at retail outlets nationwide and, to a lesser extent, internationally, either through distributors or through retailers that we sell to directly. We also sell our products through various websites on the Internet, including our own, www.geniusproducts.com. Our current business includes revenues from three major sources, as follows:

              o Sales of branded proprietary and licensed DVDs and VHS (30.3% and 23.6% of gross revenues for the first three months of 2005 and 2004, respectively);
              o Sales of branded proprietary and licensed music audio CDs and cassettes (38.0% and 23.4% of gross revenues for the first three months of 2005 and 2004, respectively); and
              o Sales of non-branded DVDs and music CDs (31.7% and 53.0% of gross revenues for the first three months of 2005 and 2004, respectively).

         Revenues from royalties, licensing and other revenue were not significant in the first three months of 2005 and in 2004 as we have terminated our distribution agreement with Warner Home Video and discontinued sales of jewelry in fourth quarter 2004.

         Consistent with other retail product distributors, we experience some degree of sales seasonality. Our second quarter (period ending June 30) is typically the lowest sales period and our fourth quarter the highest. However, we have grown significantly over the past few quarters, and therefore our changes in revenues may not track industry seasonality norms. In addition, we will be placing a higher focus on our branded and proprietary business and less of a focus on value priced products. This transition may affect future quarterly results.

         We do not report our different products as segments because we do not allocate our resources among products nor do we measure performance by product. We do not maintain discrete financial information regarding product lines. Our chief operating decision maker receives financial information taken as a whole. Due to our size and limited resources, our sales, marketing and product development efforts are performed by the same personnel who support all products. Our warehousing costs also reflect support of all products and cannot be distinguished among product lines. In addition, we do not report our retail operations, representing sales over the Internet, as a separate segment as they are immaterial, representing less than 1% of revenues. Our Internet presence is maintained primarily for advertising and brand recognition purposes.

         On March 2, 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 6,518,987 shares of our common stock and five-year warrants to purchase 1,303,797 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share. The transaction closed on March 3, 2005, and we realized gross proceeds of $10.3 million from the financing, before deducting commissions and other expenses. We agreed to register for resale the shares of common stock issued in the private placement and shares issuable upon exercise of warrants. Such registration statement became effective on May 11, 2005.

         On March 21, 2005, we completed our acquisition of American Vantage Media Corporation, or AVMC, a subsidiary of American Vantage Companies, or AVC. The acquisition was completed through a merger agreement which provided for the issuance to AVC of (i) 7,000,000 shares of our common stock valued at $2.27 per share and (ii) warrants to purchase 1,400,000 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, plus our assumption of approximately $6.3 million in debt of AVMC.

         In May 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 3,000,000 shares of our common stock and five-year warrants to purchase 270,000 shares of our common stock at an exercise price of $2.56 per share. The transaction closed on May 20, 2005 and we realized gross proceeds of $5.25 million from the financing, before deducting commissions and other expenses.

CRITICAL ACCOUNTING POLICIES

         ACCOUNTS RECEIVABLE. The allowance for doubtful accounts and provision for sales returns includes management's estimate of the amount expected to be lost or returned on specific accounts and for losses or returns on other as yet unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses and returns, management relies on historical experience and takes into account current information obtained from retailers including retail sell-through data and retail inventory data as available. The amounts we will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and provision for sales returns in the accompanying financial statements.

         INVENTORIES. Inventories consist of raw materials and finished goods and are valued at the lower of cost or market. Cost is determined on a first-in-first-out method of valuation. We regularly monitor inventory for excess or obsolete items and make any valuation corrections when such adjustments are needed. In 2004, we recorded an inventory reserve of $474,358 across all product lines. There was no reserve taken for inventories in 2003. In 2002, we took an inventory write-down of $30,000.

         LONG-LIVED ASSETS. Depreciation and amortization of property and equipment are provided over the estimated useful lives of the assets using the straight-line method. Music production masters are stated at cost net of accumulated amortization. Costs incurred for music production masters, including licenses to use certain classical compositions, royalties, and recording and design costs, are capitalized and amortized over a three or seven year period using the straight-line method from the time a title is initially released, consistent with the estimated timing of revenue for a title.

         We capitalize the costs of production and acquisition of film libraries. Costs of production include costs of film and tape conversion to DLT master format, menu design, authoring and compression. These costs are amortized to direct operating expenses in accordance with Statement of Position 00-2, Accounting by Producers or Distributors of Films, using the individual film forecast method over a period of 10 years. Costs are stated at the lower of unamortized film costs or estimated fair value. Films classified as part of a library have an initial release date of more than three years prior to acquisition. For acquired film libraries, ultimate revenue includes estimates over a period not to exceed ten years. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and/or a write-down of all or a portion of the unamortized costs of the library to its estimated fair value. No assurances can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

         Patents and trademarks covering a number of our products are being amortized on a straight-line basis over 5 to 17 years.

         Long-lived assets are reviewed annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

         REVENUE RECOGNITION. Revenues are recorded upon the shipment of goods. Costs of sales and an allowance for returns are also recorded at the time of shipment. The allowance for returns calculation is based upon an analysis of historical customer and product returns performance as well as current customer inventory data as available. Updates to the returns calculation is performed quarterly. Sales made under consignment or guaranteed sales arrangements are not recognized as net revenue until such time that cash is received for the sale and release of return liability is confirmed by the customer.

         INCOME TAXES. Deferred taxes are accounted for using an asset and liability approach, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO THREE MONTHS ENDED MARCH 31, 2004

         Audio revenues for the first quarter of 2005 were composed of Baby Genius, Kid Genius, licensed music CDs, Interactive music programs and a Value music product sold at an entry level price point at retail. Audio revenues increased $542,207 or, 70% in the first quarter of 2005 to $1,320,810, as compared to $778,603 in the first quarter of 2004. The increase is attributed to higher sales of the Baby Genius and licensed music product and continued sales of the Value music product and Lifestyles Music Program that was introduced in the fourth quarter of 2004.

         DVD and VHS revenues for the first quarter of 2005 were composed of sales of branded products, including AMC, TV GUIDE and Hollywood Classic and branded classic movies and television shows on DVD as well as non-branded classic movies and television shows on DVD. DVD and VHS revenues were $1,419,262 during the first quarter of 2005, as compared to $2,497,044 in the first quarter of 2004. The $1,077,782 decrease, or approximately 43%, was primarily due to a $1,204,713 decrease in sales of value priced, non-branded classic movie and television show DVDs, and reduced sales of the AMC product, partially offset by the sales of the branded Classic Animated products launched this quarter. Branded DVD sales represented approximately 64% of DVD sales for the first quarter of 2005 compared to approximately 47% of DVD sales for first quarter 2004.

         Royalties, licensing and other revenues were composed of royalties from our prior agreement with Warner Home Video, licensing fees from the license of our Baby Genius brand name, sales of gift sets and plush toys. Royalties, licensing and other revenues decreased to $25,118 in the first quarter of 2005 from $49,050 in the first quarter of 2004, a decrease of $23,932, or 49%. Current quarter sales were comprised of plush toys only.

         Total gross revenues decreased $559,507, or 17%, during the quarter ended March 31, 2005, to $2,765,190, as compared to $3,324,697 in the same period last year due primarily to decreased sales of DVD products as discussed above. During the first quarter of 2005, four customers accounted for 10% or more of gross revenues. Sam's Club, Target Stores, 99 Cent Only Stores and Anderson Merchandisers accounted for 16%, 14%, 13% and 13% of revenues, respectively. For the three month period ended March 31, 2004, Dollar Tree and Anderson Merchandisers comprised 45% and 18%, respectively, of revenues.

         Sales returns, discounts and allowances increased $15,996, or 8%, to $209,304 or 7.6% of gross revenues in the first quarter of 2005, as compared to $193,308 or 5.8% of gross revenues in the first quarter of 2004. The provision for sales returns and allowances is calculated in accordance with historical averages, but will vary based on customer and product mix.

         Net revenues decreased by $575,503, or 18%, to $2,555,886 for the three months ended March 31, 2005, from $3,131,389 for the three months ended March 31, 2004, due to the decrease in sales of DVD products as discussed above.

         Cost of sales consists primarily of the cost of products sold to customers, packaging and shipping costs, amortization of production masters, and royalties paid on sales of licensed products. For analytical purposes we review amortization of production masters as a stand-alone cost element and discuss the aggregate cost of producing, packaging, and shipping of the audio, DVD, and royalty, licensing and other products.

         Audio cost of sales in the first quarter of 2005 was 60% of audio revenues, as compared to 44% for the same period in 2004. The increase in costs as a percentage of revenues was due to a sales mix which included sales of the value audio product in first quarter of 2005 which is sold at lower margins than the branded audio product. Audio sales for first quarter of 2004 was of branded audio only.

         DVD and VHS cost of sales in the first quarter of 2005 was 115% of DVD and VHS revenues, as compared to 64% for the first quarter of 2004. During the first quarter of 2005, we sold certain DVD products at a significant discount in order to generate cash in anticipation of closing a private equity placement and an acquisition. The loss on the sales of discounted DVD product was approximately $383,000. In addition, we had other one-time DVD cost of sales expenses which included a $104,000 charge to settle expediting fees with a supplier.

         Costs of other revenues were 85% of royalty, licensing and other revenues in first quarter of 2005 as compared to 92% in the first quarter of 2004. The slight decrease in costs as a percentage of revenue is due to product mix.

         Amortization of production masters increased $84,121, or 95%, to $172,670 for first quarter 2005 as compared to $88,549 for first quarter 2004. We currently anticipate that product development amortization expenses will continue to increase compared to similar periods in 2004 as we continue to invest in product content and product packaging development.

         We took a $46,822 charge to cost of sales in first quarter of 2005 as a general inventory reserve for obsolete product. The total inventory reserve at March 31, 2005 is $521,180.

         Warehouse expenses decreased by $1,686, or 3%, in the first quarter of 2005 as decreased sales resulted in lower warehouse operations costs.
         Product development expenses increased by $39,805, or 21%, in the first quarter of 2005, as compared to the same quarter in 2004. The increase is attributed to increased personnel and consulting costs.

         Sales and marketing expenses decreased by $29,842, or 6%, in the first quarter of 2005 as compared to the same quarter in 2004. This decrease is due to decreased commissions partially offset by the increased costs of our direct sales force.

         General and administrative expenses increased by $451,840, or 46%, in the first quarter of 2005, as compared to the same quarter in 2004. The increase is primarily due to costs associated with the private equity placement and an acquisition, including increased audit and legal fees. In addition, we accrued a $150,000 charge for severances during the first quarter of 2005.

         Interest expense decreased to $5,840 for the three months ended March 31, 2005, compared to $147,002 for the same quarter in 2004, due to the payoff of notes payable in the fourth quarter of 2004.

         The net loss for the first quarter of 2005 of $2,232,323 was $1,433,771 greater than the net loss of $798,552 for the same quarter in 2004 as the result of decreased revenues, reduced margins due to discounted product pricing and expenses associated with the private equity placement and acquisition.

RESULTS OF OPERATIONS - 2004 COMPARED TO 2003

         DVD and VHS revenues for our fiscal year ended December 31, 2004 were composed primarily of sales of our non-branded movies and television shows distributed on DVD and to a lessor extent AMC, TV GUIDE and Hollywood Classic branded classic movies and television shows. DVD and VHS revenues were $15,967,711 during 2004, as compared to $876,285 during 2003. This large increase of 1722% was due primarily to our launch during 2004 of non-branded classic movie and television shows on DVD and VHS, which accounted for $11,096,371 of the increase in 2004 revenues. The remaining increase of $3,995,055 was attributable primarily to sales of branded content on DVD and VHS during 2004.

         Audio revenues for fiscal 2004 were composed of Baby Genius, Kid Genius, licensed music CDs, Interactive music programs and a Value music product sold at an entry level price point at retail. Audio revenues increased $797,141, or 37%, in 2004 to $2,946,237, compared to $2,149,096 in 2003. The increase in audio revenues was the result of increased sales of licensed music products and the introduction of the Interactive and Value audio products in 2004. The increases were slightly offset by a decline in sales of Baby Genius and Kid Genius audio products.

         Royalties, licensing and other revenues are composed of royalties from our prior agreement with Warner Home Video, licensing fees from the license of our Baby Genius brand name, Zoo Babies and other plush gift products. Royalties, licensing and other revenues were $420,299 in 2004 compared to $456,110 in 2003, a decrease of $35,811, or 8%, primarily due to reductions in royalties and licensing revenue.

         Total gross revenues increased $15,852,756, or 455%, during 2004 to $19,334,247, as compared to $3,481,491 in 2003 due primarily to increased sales of the new DVD products as discussed above. During 2004, two customers each accounted for more than 10% of sales during the period, and in total represented 53% of gross revenues for the year.

         Sales returns, discounts and allowances increased $2,291,330, or 555%, to $2,704,315, or 14% of gross revenues, in 2004, as compared to $412,985, or 12% of gross revenues, in 2003. The provision for sales returns, discounts and allowances in the 2004 period were affected by a change in product mix, customer mix, and the significant increase in sales volume.

         Net revenues increased by $13,561,426, or 442%, to $16,629,932 for 2004, from $3,068,506 for 2003, due primarily to the increase in sales of our new DVD products as discussed above.

         Cost of sales consists primarily of the cost of products sold to customers, packaging and shipping costs, amortization of production masters, and royalties paid on sales of licensed products. For analytical purposes, we review amortization of production masters as a stand-alone cost element and discuss the aggregate cost of producing, packaging, and shipping of the audio, DVD, and royalty, licensing and other products.

         Audio cost of sales in 2004 was 40% of audio revenues, as compared to 50% in 2003. This improvement was due to increased sales of higher margin licensed music, and a shift of sales from third-party distribution to our direct sales force. DVD and VHS cost of sales in 2004 was 71.7% of DVD and VHS revenues, as compared to 53.2% for 2003. 2004 DVD product mix was heavily skewed towards our lower margin, value-priced DVDs, as compared to 2003. Costs of revenues were 77.4% for royalty, licensing and other revenues in 2004 as compared to 56.9% in 2003. This increase is due to a change in product mix, as high margin licensing revenues decreased as compared to 2003.

         Amortization of production masters increased $476,911, or 233%, to $681,404 for 2004 as compared to $204,493 for 2003. We currently anticipate that product development amortization expenses will continue to increase as capitalized product development costs are amortized at the same ratio as expected DVD library revenues.

         We took a $474,358 charge to cost of sales in the fourth quarter of 2004 to establish an inventory reserve for obsolete product. This was deemed necessary as the product strategy for fiscal 2005 will evolve given the acquisition of the Wellspring library. See Note 14 to the financial statements.

         Warehouse expenses increased by $115,843, or 84%, to $253,864 in 2004 as compared to $138,021 in 2003, as increased sales and inventory levels resulted in higher freight-in and warehouse operations costs. However, warehouse expenses as a percentage of gross sales decreased from 4.0% in 2003 to 1.3% in 2004.

         Sales and marketing expenses increased by $1,145,925, or 112%, to $2,166,785 in 2004 as compared to $1,020,860 in 2003. This increase was due primarily to increased personnel costs and variable commissions payable to an outside sales representative. Sales and marketing expense as a percentage of net revenues decreased from 33.3% in 2003 to 13.0% in 2004.

         Product development expenses increased by $528,056, or 123%, to $956,521 in 2004 as compared to $428,465 in 2003. The increase is attributed to increased personnel and consulting costs as related to the new product releases in 2004. Product development expense as a percentage of net revenues decreased from 14% in 2003 to 5.7% in 2004.

         General and administrative expenses increased by $3,025,896, or 145%, to $5,107,547 in 2004 as compared to $2,081,651 in 2003. The increase was primarily due to bonuses paid to executives and staff in the first quarter of 2004, hiring of additional executive and clerical personnel, the costs of stock options and warrants granted to non-employees, professional fees and outside services. The cost of warrants granted to non-employees was $1,339,412 in 2004, as compared to $430,655 recorded in 2003. This increase was the result of the recognition of $872,154 of consulting services for one party in 2004. General and administrative expense as a percentage of net revenues decreased from 67.8% in 2003 to 30.7% in 2004.

         Interest expense for 2004 was $542,451, compared to $144,021 for 2003, due to interest and amortization of the discount on notes issued in the fourth quarter of 2003. The notes had a maturity date of December 2004 and have been repaid.

         The net loss for 2004 of $6,046,168 was $3,303,492 greater than the net loss of $2,742,676 for 2003 primarily as the result of investments in personnel, DVD content and other infrastructure which added cost to our operations as discussed above.

RESULTS OF OPERATIONS - 2003 COMPARED TO 2002

         Audio revenues for 2003 are composed of Baby Genius, Kid Genius and licensed music CDs that are typically sold as three packs (packages of three CDs in vinyl or chipboard sleeve packaging), although single CDs and five packs are also sold. Audio revenues increased $444,183 or 26% during 2003 to $2,149,096, as compared to $1,704,913 in 2002. This increase was entirely the result of the sales of the new licensed music products in the period September to December 2003.

         DVD and VHS revenues for 2003 are composed of the sales of AMC branded classic movies on DVD and BOZO the Clown DVD and VHS units. DVD and VHS revenues were $876,285 during 2003 as compared to $39,609 during 2002 as we began selling these new products in 2003. Revenues in 2002 were from Baby Genius videos that were sold prior to our agreement with Warner Home Video.

         Royalties, licensing and other revenues are composed of royalties from our prior agreement with Warner Home Video, licensing fees from the license of our Baby Genius brand name and sales of jewelry. Royalties, licensing and other revenues declined to $456,110 in 2003 from $873,315 in 2002, a decrease of $417,205, due to reductions in revenues from all three categories as noted above.

         Gross revenues increased $863,654, or 33% during 2003 to $3,481,491, as compared to $2,617,837 in the prior year, as the sales of new licensed products, music, DVD and VHS, more than offset the decreased revenues from royalties, licensing and other.

         Sales returns, discounts and allowances decreased $61,152 during 2003 to $412,985, from $474,137 during 2002. In 2002, there was a large increase in sales returns as certain customers chose to discontinue carrying the Baby Genius product because we could no longer sell them the Baby Genius videos directly as a result of the new agreement with Warner Home Video. This amount decreased in 2003 as the effect of the Warner Home Video agreement no longer made an unusual impact on sales returns in the year.

         Net revenues increased by $924,806 or 43% to $3,068,506 for the twelve months ended December 31, 2003, from $2,143,700 for the twelve months ended December 31, 2002, primarily due to sales of our new licensed products.

         Cost of sales consists primarily of the cost of products sold to customers, packaging and shipping costs, and royalties paid on sales of licensed products. Audio cost of sales during 2003 was 50% of audio revenues, as compared to 47% during 2002, primarily due to the royalties payable on licensed music products. DVD and VHS cost of sales in 2003 was 53% of DVD and VHS revenues, as compared to 37% during 2002. This is partially due to the royalties payable on licensed products, and partially due to distribution pricing in order to get our products placed with a major retailer. Royalties, licensing and other cost of sales during 2003 was 57% of revenues in 2003 as compared to 64% in 2002. The current year margin is higher primarily due to the lower volume of jewelry sales in 2003. Jewelry sales have lower margins than our other products due to the competitive pressures in the jewelry sales market. Warehouse expenses increased by $74,677, or 118% in 2003 due to freight in on inventory, as we began stocking the new products for delivery.

         Sales and marketing expenses consist of costs for personnel, consultants and promotional activities. Sales and marketing expenses increased by $638,395 or 167% to $1,020,860 for the year ended December 31, 2003, from $382,466 for the prior year. This increase is primarily the result of the hiring of additional sales personnel and increases in advertising and consulting costs related to the marketing of our new products as we increased our sales effort compared to 2002 when sales were primarily handled by executive management whose costs were reflected in general and administrative expenses.

         Product development expenses consist of personnel, consultants, supplies and the amortization of product development costs. Product development expenses increased by 11% or $43,582, to $428,465 for the year ended December 31, 2003, as compared to $384,883 for the year ended December 31, 2002. The increase was primarily due to the increased payroll expenses related to new product development.

         General and administrative expenses consist of payroll and related costs for executive and administrative personnel, consulting services, professional fees and other general corporate expenses. General and administrative expenses decreased by 18% or $455,227, to $2,081,651 for the year ended December 31, 2003, from $2,536,878 for the year ended December 31, 2002. This decrease was primarily due to a reduction in our use of consultants and a reduction in the cost of issuing options or warrants to non-employees as fewer options and warrants were issued for these purposes in 2003. Significant portions of consulting expenses in 2002 were paid by the issuance of shares instead of cash payments.

         Interest expense in 2003 increased compared to 2002 primarily as the result of $86,634 of amortization of the discount on notes payable in the fourth quarter of 2003. Both 2003 and 2002 include interest expense on stock subject to rescission and convertible debentures.

         During 2003, our net loss decreased $45,406 to $2,742,676 from $2,788,082 during 2002. The slight decrease in the loss for 2003 is primarily the result of an increase in revenues due to new product business that was offset by increased expenditures in sales and marketing.

LIQUIDITY AND CAPITAL RESOURCES

         Since 1997, we have incurred significant losses. Our primary source of cash is the sale of shares of our common stock in private placements to accredited investors. We have held no significant cash balances until 2002. We issue shares in private placements at a discount to the then-current market price (as resales of privately-placed shares are restricted under the Securities Act, which reduces their liquidity and, accordingly, their value as compared to freely-trading shares on the open market). We do not have any letter or lines of credit, or loans or advances from officers or stockholders available to us, or other liquidity resources that we can draw on.

         Net cash used in operations during the three months ended March 31, 2005 was $5,082,911, primarily due to the net loss and decreases in accounts payable, partially offset by decreases in accounts receivable. For the three months ended March 31, 2004, net cash used in operations was $1,070,740, driven primarily by the net loss and increases in accounts receivable, inventories and development of production masters.

         Net cash used in investing activities in the three months ended March 31, 2005, was $225,743, primarily attributed to obligations paid related to the American Vantage acquisition. For the three months ended March 31, 2004, net cash used in investing activities was $78,520, which was the result of investment in computer equipment.

         Cash provided from financing activities of $7,873,332 in the three-month period ending March 31, 2005 were from the sale of our common stock in a private equity placement in March, 2005 and cash received from the exercise of stock options and warrants. Cash received was partially offset by payments on short term debt and offering costs. In the first three months of 2004, cash provided by financing activities accounted for $6,130,469, primarily driven by a private equity placement of $6,425,468, and partially offset by payments of $294,999 on notes payable.

         At March 31, 2005, we had cash balances of $3,788,558 and net accounts receivable of $4,764,449. We expect to raise additional equity capital in the second quarter of 2005 to further fund working capital needs and future growth opportunities. Although we believe that our expanded product line offers us the opportunity for significantly improved operating results in future quarters, no assurance can be given that we will operate on a profitable basis in 2005, or ever, as such performance is subject to numerous variables and uncertainties, many of which are out of our control.

         The following table summarizes contractual obligations due in the next five years.

------------- ------------------- ------------- --------------- -------------
                                  Employment    Falcon Royalty
              Lease Obligations   Agreement     Agreement       Total
------------- ------------------- ------------- --------------- -------------
2005          $198,792            $1,021,250    $640,000        $1,860,042
------------- ------------------- ------------- --------------- -------------
2006          $205,588            --            $370,000        $575,588
------------- ------------------- ------------- --------------- -------------
2007          $210,025            --             --             $210,025
------------- ------------------- ------------- --------------- -------------
2008          $180,443            --             --             $180,443
------------- ------------------- ------------- --------------- -------------
2009          $18,446             --             --             $18,446
------------- ------------------- ------------- --------------- -------------
              $813,294            $1,021,250    $1,010,000      $2,844,544
------------- ------------------- ------------- --------------- -------------


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         As of March 31, 2005, our cash and equivalents were invested in financial institutions with investment grade credit ratings. Due to the short duration of our investment portfolio and the high quality of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

                                   MANAGEMENT

         The following table sets forth certain information with respect to each of our directors and executive officers as of June 30, 2005.


NAME                            AGE    POSITION
-----                           ---    --------

Trevor Drinkwater (3)           38     Chief Executive Officer
Michael Meader                  39     President
Shawn Howie                     50     Executive Vice President and Chief
                                       Financial Officer
Mark J. Miller                  53     Chief Operating Officer
Larry Balaban                   41     Executive Vice President of Marketing and
                                       Production
Howard Balaban                  44     Executive Vice President of New Business
                                       Development
Julie Ekelund                   42     Executive Vice President of Sales
Klaus Moeller                   44     Director
Stephen K. Bannon               51     Director and Co-Chairman
Alexander L. Cappello (1) (2)   49     Director
James G. Ellis                  58     Director
Robert V. Graziano (1)          47     Director
Michael J. Koss (1) (2)         51     Director
Bruce L. Pompan (3)             42     Director
Charles H. Rivkin (2)           43     Director and Co-Chairman

(1) Member of audit committee.
(2) Member of compensation committee.
(3) Mr. Pompan resigned as a director of our company effective July 20, 2005, and Mr. Drinkwater was elected as a director on that date to fill the vacancy resulting from Mr. Pompan's resignation.


         TREVOR DRINKWATER has served as our Chief Executive Officer since February 2005. From July 2004 to February 2005, Mr. Drinkwater served as our Executive Vice President of DVD Sales. Prior to that, he served as Chief Operating Officer of Take-Two Interactive Software, Inc. from 2003-2004, and Senior Vice President of Sales at Warner Home Video from 1999-2003. Mr. Drinkwater also serves on the board of directors of an entertainment company named Brandissimo! Inc.

         MICHAEL MEADER has served as our Executive Vice President since April of 1998, and our Executive Vice President - Distribution since January 2002. He was appointed our President in May of 2002. Mr. Meader worked as an outside consultant with us for a number of years prior to joining the Company. His expertise encompasses distribution, category management and service for programs designed for mass-market retailers. From 1994 to 1998, Mr. Meader served as Vice President of Specialty Products at ARAMARK Corporation. While at ARAMARK, he controlled all corporate operations related to ARAMARK's Music Division.

         SHAWN HOWIE has served as our Executive Vice President and Chief Financial Officer since June 2005. Previously, he served as Chief Financial Officer of Movielink, LLC from 2002-2005, of Wolfgang Puck Worldwide from 2001-2002 and of Direct Marketing Connections from 2000-2001. Prior to that, he served as Vice President, Corporate Finance at KB Home, Vice President, Controller and Chief Financial Officer of Irvine Apartment Communities and over 12 years as a CPA with Ernst & Young. He also serves on the board of regents at California Lutheran University and is chairman of its audit committee.

         MARK J. MILLER has served as our Chief Operating Officer since February 2004. Previously, Mr. Miller served as President of Esports Arena from 2002-2003. From 2000-2002, he was President of Boom Buy, an Internet Retailer. At Consolidated Stores, he acted as President from 1998-1999, overseeing buying, marketing and distributing. Mr. Miller previously spent six years at PicNSave as an Executive Vice President for buying. He also was Vice President of Merchandising for the Disney Stores.

         LARRY BALABAN has served as our Executive Vice President of Marketing and Production since January 1999, after having rendered consulting services to us for approximately six months. He was elected to our Board of Directors in July 2001 and resigned effective April 30, 2004, as he is not an independent director. Before joining Genius, Mr. Balaban was President of Mr. B Productions, a non-traditional marketing firm based in New York City, specializing in TV production, target marketing and membership programs. From 1994-1997, Mr. Balaban was President of Virtual Reality Productions, where he specialized in marketing, and coordinated specialized audio productions for licensed products including Star Trek(TM), The Simpsons and the X-Files. Larry and Howard Balaban are brothers.

         HOWARD BALABAN has served as our Executive Vice President of New Business Development since January 2002. He was previously appointed Senior Vice President of Sales in January 1999 after having rendered consulting services to us for just over six months. Prior to his appointment, Mr. Balaban was a sales and marketing consultant to various companies. From 1994-1997, Mr. Balaban was Senior Vice President of Business Development for Future Call, Inc., a prepaid telephone card company that he co-founded with William Shatner, and which held the rights to all Star Trek(TM) properties associated with prepaid phone cards. From 1991-1995, he was the Chief Executive Officer of 3B Telecommunications, a company he founded and which acted as a master agent for telecom networks reselling phone time and telecom services. Howard and Larry Balaban are brothers.

         JULIE EKELUND was appointed as our Executive Vice President of Sales in April 2002 after having rendered consulting services to us for a year. She has also worked in sales with Ekelund & Associates since 1994.

         KLAUS MOELLER has served as a director since October 1997. Mr. Moeller served as our Chief Executive Officer from October 1997 to February 2005 and our Interim Chief Financial Officer from May 2001 to August 2004. Mr. Moeller had been the Chairman of the Board and Chief Executive Officer of ITM, which we acquired in October 1997. Mr. Moeller has a background in marketing, advertising, real estate and auditing.

         STEPHEN K. BANNON was appointed as a director of our company in March 2005 in connection with our acquisition of AVMC. Mr. Bannon has served as the Chief Executive Officer of AVMC since May 2004. From January 2004 to April 2004, he provided executive and management services to AVC as a consultant. From April 2002 to December 2003, Mr. Bannon served as Head, Strategic Advisory Services for The Firm, a leading talent management company in the entertainment and media industries. Mr. Bannon served as a managing director and head of media and entertainment investment banking at Jefferies & Company, Inc., an institutional brokerage and investment bank for middle market growth companies, from July 2000 to April 2002. He served as the Chief Executive Officer of Bannon & Co., Inc., an investment banking firm specializing in the entertainment, media and communications industries, from April 1990 to July 1998. Mr. Bannon served as Vice-Chairman of the Board of Directors and Chairman of the Executive Committee of First Look Media, Inc. from October 1996 to June 2000 and a director and a member of the Executive Committee of First Look Media, Inc. from December 1993 to February 2004. First Look Media, Inc. specializes in the acquisition and direct distribution of, and worldwide license and sale of distribution rights to, independently produced feature films in a wide variety of genres.

         ALEXANDER L. CAPPELLO has served as a director since September 2004. Mr. Cappello is Chairman and Chief Executive Officer of Cappello Group, Inc., a merchant banking firm specializing in principal transactions, corporate finance, institutional equity placements for public companies, project finance and merger and acquisitions services. Mr. Cappello has managed Cappello Group, Inc. and its predecessor firms since 1975. He is a Managing Director of Cappello Capital Corp., our investment bankers. He also serves as Chairman of the International Board of the Young Presidents' Organization for 2003-2004. Currently, he is a member of the board of directors of the following entities: Cappello Group, Inc., RAND Corporation (Center for Middle East Public Policy), Advanced Biotherapy Inc. (OTCBB), CytRx Corporation (NASDAQ), Independent Colleges of Southern California (ICSC), USC Marshall School of Business, Greif Center for Entrepreneurial Studies, USC Advancement Council, Trustee Friends of Florence (Florence, Italy), and Chairman Emeritus of Catholic Big Brothers of Los Angeles.

         JAMES G. ELLIS has served as a director since February 2005. Mr. Ellis has served as the Vice Dean of External Relations at The Marshall School of Business at the University of Southern California since July 2004. Prior to that, he was the Associate Dean of the Undergraduate Business Program. In addition, he is Professor of Marketing, a position he has held since 1997. Prior to joining academia, Mr. Ellis has held various positions in established companies as well as in entrepreneurial ventures. He is a founding director of Professional Business Bank in Pasadena, California, and currently serves on a number of corporate and non-profit boards. He is also a member of the Chief Executives Organization and World Presidents Organization, and is a graduate of the University of New Mexico and The Harvard University Graduate School of Business Administration.

         ROBERT V. GRAZIANO has served as a director since February 2005. Mr. Graziano held various positions with the Los Angeles Dodgers from 1986 through March 2004, serving most recently as president and chief operating officer of the Los Angeles Dodgers from March 1998 to March 2004. Mr. Graziano currently serves in various capacities with various not-for-profit organizations, including serving as director of the Los Angeles Sports and Entertainment Commission, LA's Best, the Amateur Athletic Foundation, the Jim Murray Memorial Foundation, and University of Southern California Associates.

         MICHAEL J. KOSS has served as a director since September 2004. He has held various positions at Koss Corporation since 1976, and has been a director of Koss since 1985. He was elected President, Chief Operating Officer and Chief Financial Officer of Koss Corporation in 1987, Chief Executive Officer in 1991 and Vice-Chairman in 1998. Mr. Koss is also director of Strattec Security Corporation (NASDAQ).

         BRUCE L. POMPAN has served as a director since February 2005. Mr. Pompan has served as a Managing Director of Capello Capital Corporation since May 2002. From April 2000 to September 2001, Mr. Pompan was a Director of Gerard Klauer Mattison, a New York based investment banking firm. From March 1995 through April 2000, he was employed by ING Barings, where he served as a Director, Investment Banking . He earned his MBA at New York University, Graduate School of Business and a BA from Yale University. He is a Certified Public Accountant.

         CHARLES H. RIVKIN has served as a director since September 2004. Mr. Rivkin has been associated with the Jim Henson Company since 1988. He served as the Chief Executive Officer of the Jim Henson Company from February 2000 to November 2003 and is currently on the board of directors of that company. He previously served as the President and Chief Operating Officer of the Jim Henson Company from January 1995 to February 2000. Mr. Rivkin is also on the board of directors of two other private companies.

BOARD COMPOSITION AND COMMITTEES

         Our board of directors is currently comprised of eight directors and currently has two committees: an audit committee and a compensation committee. The audit committee currently consists of Messrs. Cappello, Graziano and Koss. Our board of directors has determined that Mr. Koss is an audit committee financial expert as defined under applicable rules of the SEC, and that Mr. Koss is independent under the rules applicable to Nasdaq listed companies. The audit committee, among other things, reviews the scope and results of the annual audit and other services provided by our independent auditors and reviews and evaluates our accounting policies and systems of internal accounting controls.

         The compensation committee currently consists of Messrs. Cappello, Koss and Rivkin. The compensation committee, among other things, reviews and approves the salaries, bonuses and other compensation payable to our executive officers and administers and makes recommendations concerning our employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Except for Howard and Larry Balaban, who are brothers, there are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

         Our compensation and benefits program is designed to attract, retain and motivate employees to operate and manage our company for the best interests of our constituents. Executive compensation is designed to provide incentives for those senior members of management who bear responsibility for our goals and achievements. The compensation philosophy is based on a base salary, with opportunity for significant bonuses to reward outstanding performance and a stock option program.

         The following table sets forth compensation information for services rendered to us by certain executive officers in all capacities, other than as directors, during each of the prior three fiscal years. Other than as set forth below, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. This table does not include stock and options granted to certain executives for service as directors, described below under "Director Compensation". Shares issued in lieu of compensation are listed in the year the salary was due.

                                               SUMMARY COMPENSATION TABLE

                                               Annual Compensation           Long-Term Compensation
                                                -----------------      -----------------------------------
                                                                                Awards             Payouts
                                                                       -------------------------   -------
                                                                                                              All Other
                                                                        Restricted    Securities             Compensation
                                                         Other Annual     Stock       Underlying    LTIP          $
                                     Salary      Bonus   Compensation     Awards      Option/SARs  Payouts      (Car
   Name and Position      Year          $          $          $             $        and Warrants     $      Allowance)
-----------------------   ----      ----------  -------    ------      ------------   ----------   -------   ------------

Klaus Moeller             2004      225,000     125,000        0               0       750,000        0         9,000
Former CEO and Interim    2003      150,000 (1)  45,000        0          28,572 (1)   572,000 (1)    0         9,000
CFO                       2002      150,000 (1)       0        0          47,619 (1)   450,000        0         9,000

Michael Meader            2004      197,500      85,000        0               0       575,000        0         9,000
President                 2003      150,000 (2)  15,000        0          28,572 (2)   468,000 (2)    0         9,000
                          2002      150,000 (2)       0        0          47,619 (2)   450,000        0         9,000

Larry Balaban             2004      172,500      55,000        0               0       350,000        0         9,000
Executive VP of           2003      150,000 (3)  15,000        0          28,572 (3)   427,500 (3)    0         9,000
Marketing and             2002      150,000 (3)       0        0          47,619 (3)(4)450,000        0         9,000
Production

Howard Balaban            2004      172,500      60,000        0               0       350,000        0         9,000
Executive VP of New       2003      150,000 (3)  15,000        0          28,572 (3)   427,500 (3)    0         9,000
Business Development      2002      150,000 (3)       0        0          47,619 (3)   450,000        0         9,000

Julie Ekelund             2004      172,500           0        0               0       350,000        0         9,000
Executive VP of Sales     2003      150,000 (4)  15,000        0          28,572 (4)   427,500 (4)    0         9,000
                          2002      150,000 (4)       0        0          20,000 (4)   450,000        0         9,000


(1) Mr. Moeller resigned as our Chief Executive Officer in February 2005 and our Interim Chief Financial Officer in August 2004. During 2003, in response to our company's limited cash flow, Mr. Moeller accepted $20,000 of his 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price as a private placement at that time.

(2) During 2003, in response to our company's limited cash flow, Mr. Meader accepted $20,000 of his 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price of a private placement at that time.

(3) During 2003, in response to our company's limited cash flow, Mr. Larry Balaban and Mr. Howard Balaban each accepted $20,000 of 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price of a private placement at that time.

(4) Ms. Ekelund was issued 20,000 shares of common stock as a signing bonus for entering into a three-year employment agreement as of April 1, 2002, with a $30,000 reduction of 2002 salary. This issuance was made as of April 1, 2002. During 2003, in response to our company's limited cash flow, Ms. Ekelund accepted $20,000 of her 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price of a private placement at that time.

         The following table sets forth the options granted, if any, to the persons named in the "Summary Compensation Table" during the fiscal year ended December 31, 2004.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

                                Percent of
                                  Total
                Number of      Options/SARs
                Securities      Granted to
                Underlying      Employees      Exercise
                Options/SARs     in Fiscal      or Base
     Name       Granted (#)      Year (%)     Price ($/SH)     Expiration Date
-------------   ------------   ------------   ------------    ------------------

Klaus Moeller     750,000           13%        $2.00-$4.00    September 30, 2015
Michael Meader    575,000           10%        $2.00-$4.00    September 30, 2015
Larry Balaban     350,000            6%        $2.00-$4.00    September 30, 2015
Howard Balaban    350,000            6%        $2.00-$4.00    September 30, 2015
Julie Ekelund     350,000            6%        $2.00-$4.00    September 30, 2015

         The following table sets forth information concerning the exercise of stock options by each person named in the "Summary Compensation Table" during our fiscal year ended December 31, 2004, and the value of all exercisable and unexercisable options at December 31, 2004. This table does not include warrants.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                      Number of Securities              Value of Unexercised
                     Underlying Unexercised             In-The-Money Options
                      Options at FY-End (#)               at FY-End ($) (1)
                   ---------------------------      ----------------------------
     Name          Exercisable   Unexercisable      Exercisable    Unexercisable
-------------      -----------   -------------      -----------    -------------

Klaus Moeller      1,222,685        575,000          $510,176         $28,000
Michael Meader     1,005,500        487,500          $492,020         $28,000
Larry Balaban        852,500        375,000          $486,350         $28,000
Howard Balaban       852,500        375,000          $486,350         $28,000
Julie Ekelund        780,000        375,000          $476,200         $28,000


 (1) Based on the closing price for our common stock at the close of market on December 31, 2004. On December 31, 2004, the price of our common stock was $1.64 per share. The lowest exercise price of any outstanding option at December 31, 2004 was $0.63 per share.

EMPLOYMENT AGREEMENTS

         Effective January 3, 2002, we entered into three-year employment agreements with Klaus Moeller, Michael Meader, Larry Balaban, and Howard Balaban. Effective April 1, 2002, we entered into a three-year employment agreement with Julie Ekelund, our Executive Vice President. Under each employment agreement, the executive is entitled to an annual salary of $150,000 and was granted an option to purchase 450,000 shares of common stock which vest one-third each year beginning on December 31, 2002. The options granted are exercisable for a period of 10 years from the date of grant at an exercise price of $0.63 per share, the market price on the date of grant. Under these employment agreements, if the senior executive died or was terminated without cause (as defined in the employment agreement) during the first year of the employment agreement, the senior executive would have received 24 months of salary as severance pay. If the senior executive died or was terminated without cause during the second year of the employment agreement, the senior executive would have received 18 months of salary as severance pay. If the senior executive dies or is terminated without cause during the third year of the employment agreement, the senior executive will receive 12 months of salary as severance pay. Severance pay under these employment agreements is due and payable in full immediately upon death or termination of the senior executive. If we were required to make payments under the severance pay provisions contained in one or more of these employment agreements, this could have a material adverse effect upon our liquidity and results of operations.

         Effective October 31, 2003, the above employment agreements were amended to (i) extend the expiration date until January 2, 2006, (ii) to increase annual salaries according to the table below, and (iii) to grant to each senior executive a ten-year stock option to purchase 250,000 shares of our common stock at an exercise price of $1.50 per share, of which 50,000 shares will vest on December 31, 2004, and 200,000 shares will vest on December 31, 2005.

                                                   2004 SALARY       2005 SALARY
                           Klaus Moeller             $222,500         $244,750
                           Mike Meader               $197,500         $217,250
                           Howard Balaban            $172,500         $189,750
                           Larry Balaban             $172,500         $189,750
                           Julie Ekelund             $172,500         $189,750

         On June 23, 2005, we entered into an employment agreement with Shawn Howie dated June 14, 2005, pursuant to which Mr. Howie agreed to serve as our Executive Vice President and Chief Financial Officer. Under his employment agreement, Mr. Howie is employed by our company at-will and his employment may be terminated by us at any time, for any reason or for no reason and with or without cause. Mr. Howie's annual salary during his employment under the employment agreement is $225,000. In addition, Mr. Howie was granted options to purchase 900,000 shares of our common stock with an exercise price of $1.95 per share. The options vest in equal annual installments of 180,000 shares beginning on the first anniversary of Mr. Howie's hire date. The employment agreement also calls for us to pay to Mr. Howie, at our sole discretion, a year-end performance bonus consistent with the bonus plan of the our Chief Executive Officer. Under the employment agreement, if we terminate Mr. Howie without cause (as defined in the employment agreement), Mr. Howie is entitled to receive a severance payment equal to his compensation for a six month period plus all accrued but unpaid salary and vacation time.

         Effective February 2, 2004, Mark J. Miller entered into a one-year employment agreement with us to act as our Chief Operating Officer. Under the employment agreement, Mr. Miller was awarded a signing bonus of $20,000 and is entitled to an annual salary of $173,000 and a grant of an option to purchase 150,000 shares of common stock which vest on February 1, 2005. The option is exercisable for a period of 10 years from the date of grant at an exercise price of $2.55 per share, the market price on the date of grant. Under the term of this employment agreement, after the first three months of the agreement, if Mr. Miller dies or is terminated without cause (as defined in the employment agreement), he will receive six months of salary as severance pay. Severance pay under this employment agreement is due and payable in full immediately upon Mr. Miller's termination or death.

DIRECTOR COMPENSATION

         Directors do not receive cash compensation for their services as directors but are reimbursed for expenses actually incurred in connection with attending board meetings. During 2004 the Board granted options for Board service to directors as follows:

                  Name                          Option Grants (shares)
                  ----                          ----------------------
                  Alexander L. Cappello         429,520
                  Michael J. Koss               429,520
                  Charles Rivkin                429,520
                  Peter J. Schlessel*           429,520

                  * Represents grant to a former director, only a portion of which vested prior to his resignation on December 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of March 31, 2005.

                                                                                      Number of Securities Remaining
                              Number of Securities To         Weighted-Average         Available for Future Issuance
                              Be Issued upon Exercise        Exercise Price of           under Equity Compensation
                              of Outstanding Options,       Outstanding Options,        Plans (Excluding Securities
      Plan Category             Warrants and Rights        Warrants and Rights(2)     Reflected in the Second Column)
--------------------------    -------------------------    -----------------------    --------------------------------

Equity Compensation
Plans Approved by
Shareholders                      11,396,417 (1)                  $1.82                       2,755,628 (2)


Equity Compensation
Plans Not Approved by
Shareholders                         142,860 (3)                  $1.40                             0
--------------------------    -------------------------    -----------------------    --------------------------------

(1) Represents 452,750 shares issuable upon exercise of outstanding options granted under the 1997 Stock Option Plan, 5,194,313 shares issuable upon exercise of outstanding options granted under the 2000 Stock Option Plan, 1,000,000 shares issuable upon exercise of outstanding options granted under the 2003 Stock Option Plan, and 4,749,354 issuable upon exercise of outstanding options granted under the 2004 Stock Incentive Plan.

(2) Represents 4,962 shares available for issuance under the 2000 Stock Option Plan, and 2,750,646 available for issuance under the 2004 Stock Incentive Plan.

(3) Represents warrants issued in lieu of compensation during 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Alex Cappello and Bruce Pompan are Managing Directors of Cappello Capital Corp., investment bankers, and Alex Cappello is the sole shareholder of Cappello Capital Corp. In March 2004 (prior to their appointment as directors of the Company), the Company retained Cappello Capital to perform corporate finance advisory services for a two-year period, involving payment of a monthly retainer fee of $10,000 by the Company plus reimbursement of expenses. In addition, the Company agreed to issue to Cappello Capital or its affiliate a warrant to purchase 2,000,000 shares of common stock at an exercise price of $2.50 per share, one-quarter of which became exercisable on August 24, 2004 and the remainder of which vests in monthly increments thereafter over 15 months. In addition to the above-referenced compensation, since March 2004 the Company has paid to Cappello Capital for investment banking services a total of $676,098 in cash, 550,301 shares of common stock, and warrants to purchase an aggregate of 845,279 shares of common stock at exercise prices ranging from $1.58 to $2.78 per share.

         On July 21, 2005, the Company and Cappello Capital entered into (i) a letter agreement (the "Amendment") amending certain portions of the Company's original engagement agreement, dated March 24, 2004 (the "Engagement Agreement"); and (ii) a Resale Agreement providing certain restrictions on open market sales of 175,000 shares issued to Cappello Capital. Under the Amendment, the Company and Cappello Capital agreed to the following:

         o The Engagement Agreement and the exclusive engagement of Cappello Capital as financial advisor to the Company are terminated effective as of June 3, 2005;

         o The term "Covered Party" for purposes of the tail period under the Engagement Agreement is limited to two parties identified in the Amendment and any party providing financing to complete a proposed transaction identified in the Amendment. The fees payable by the Company for potential transactions with these two parties are modified from the amounts otherwise payable under the Engagement Agreement;

         o Bruce L. Pompan will submit his resignation as a director of the Company, effective immediately;

         o The Company will issue to Cappello Capital 175,000 shares of common stock and reduce the exercise price on 2.0 million warrants issued to Cappello Capital from $2.50 per share to $2.20 per share;

         o The Company will increase the monthly retainer payable to Cappello Capital from $10,000 per month to $25,000 per month for services commencing as of June 3, 2005 until the occurrence of certain events specified in the Amendment; and

         o The Company will pay to Cappello Capital a fee for the private placement transaction which closed on May 20, 2005 in the amount of $105,000 (2% of the transaction) and 171,675 warrants to purchase the Company's common stock exercisable at $1.75 per share.


         On January 22, 2004, the officers' notes receivable held by our company as subscriptions receivable were paid off by tendering shares of our common stock pursuant to the terms of the notes. The balance of each note at the time of the payoff was approximately $471,219. Klaus Moeller and Michael Meader each tendered 168,052 shares to retire their loans. Larry Balaban and Howard Balaban tendered 170,405 shares and 174,883 shares, respectively, tendering additional shares to retire advances in the amount of approximately $6,600 and $19,153, respectively, previously made to them.

         On January 22, 2004, certain notes receivable held by our company as subscriptions receivable were paid off by tendering shares of our common stock pursuant to the terms of the notes. 1,285,200 restricted shares were previously issued upon the conversion of certain warrants. The warrant exercise price was paid by secured promissory notes totaling $728,400 with two related parties. Of the total, 660,000 shares with an exercise price of $0.63 each ($415,800 total) were issued to S G Consulting Inc., an entity controlled by Sean Goodchild, who was the owner of more than 5% of our common stock when these shares were included in his ownership. The balance of 625,200 shares with an exercise price of $0.50 each ($312,600 total) were issued to Algarvida LDA, an entity that is controlled by Isabel Moeller, who is the sister of Klaus Moeller, a director. Mr. Goodchild and Ms. Moeller tendered 164,346 and 123,556 shares, respectively, in repayment of the balance of the loans in the amount of approximately $460,826 and $346,451, respectively.

         On December 31, 2003, we entered into a sublease arrangement with the Meader Family Limited Trust, a related party, under which we rent a portion of a warehouse facility (approximately 8,000 square feet) in Atlantic, Iowa, for a monthly rent of $2,900. This centrally located facility is used to distribute our products to certain customers. The lease expires in December 2007.

         Also on December 31, 2003, we entered into a sublease arrangement with Ekelund Properties, LLC, a related party, under which we rent sales offices (approximately 1,300 square feet) in Excelsior, Minnesota for a monthly rent of $1,200. This is a one-year lease with the option to renew for additional one-year periods. The lease subsequently expired in January 2005.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of June 30, 2005, by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all of our officers and directors as a group. Except as otherwise listed below, the address of each person is c/o Genius Products, Inc., 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075.


                                                                     Shares Beneficially Owned (1)
                                                                    ----------------------------
                          Name and Address of Owner                     Number            Percent
      ------------------------------------------------------------  --------------        -------
      Stephen K. Bannon                                                      0              0
      Alexander L. Cappello                                          1,091,481 (2)          2.56
      James G. Ellis                                                         0              0
      Robert V. Graziano                                                     0              0
      Michael J. Koss                                                  131,240 (3)          *
      Klaus Moeller                                                  2,278,418 (4)          5.34
      Bruce L. Pompan                                                1,062,530 (5)          2.49
      Charles H. Rivkin                                                131,240 (6)          *
      Trevor Drinkwater                                                412,500 (7)          *
      Michael Meader                                                 1,754,983 (8)          4.11
      Shawn Howie                                                            0              0
      Mark J. Miller                                                   487,500 (9)          1.14
      Larry Balaban                                                  1,446,231 (10)         3.39
      Howard Balaban                                                 1,433,690 (11)         3.36
      Julie Ekelund                                                  1,275,375 (12)         2.99
      All directors and officers as a group (15 persons)            11,505,188             26.95
      American Vantage Companies                                     5,450,000 (13)        12.76
      Entities affiliated with JLF Asset Management, LLC             3,459,028 (14)         8.10
      Bonanza Master Fund, Ltd.                                      3,037,974 (15)         7.12
      Entities affiliated with Gruber & McBaine Capital Management   1,788,448 (16)         4.19


* Represents less than 1% of our common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2005, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned. Percentage of beneficial ownership is based on 42,696,136 shares of common stock outstanding as of June 30, 2005.


(2) Includes (i) outstanding options to purchase 131,240 shares exercisable within 60 days of June 30, 2005 (excludes outstanding options to purchase 299,280 shares exercisable after such period), (ii) a 534,240 share warrant (exercisable at $2.50 per share) which is exercisable within 60 days of the original date of this prospectus, and (iii) 274,248 other warrants (exercisable at an average of $2.67 per share) which are exercisable within 60 days of the original date of this prospectus. Does not include 61,910 shares of common stock and warrants to purchase 60,734 shares of common stock that were issuable to Alex Cappello in connection with an amendment to our engagement letter with Cappello Capital Corp. and which shares are being registered pursuant to this registration statement. In addition, the exercise price of the 534,240 share warrant was reduced to $2.20 per share in connection with that amendment.

(3) Includes outstanding options to purchase 131,240 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 299,280 shares exercisable after such period.

(4) Includes shares held by or for the benefit of family members of Mr. Moeller, to which Mr. Moeller disclaims all beneficial interest. Includes outstanding options to purchase 1,381,613 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 387,500 shares exercisable after such period. Also includes a warrant to purchase 28,572 shares at an exercise price of $1.40 per share.


(5) Includes (i) a 598,500 share warrant (exercisable at $2.50 per share) which is exercisable within 60 days of the original date of this prospectus, and (ii) 281,056 other warrants (exercisable at an average of $2.67 per share) which are exercisable within 60 days of the original date of this prospectus. Does not include 58,188 shares of common stock and warrants to purchase 57,082 shares of common stock that were issuable to Bruce Pompan in connection with an amendment to our engagement letter with Cappello Capital Corp. and which shares are being registered pursuant to this registration statement. The exercise price of the 598,500 share warrant was reduced to $2.20 per share in connection with an amendment to our engagement letter with Cappello Capital Corp.


(6) Includes outstanding options to purchase 131,240 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 299,280 shares exercisable after such period.

(7) Includes outstanding options to purchase 412,500 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 87,500 shares exercisable after such period.

(8) Includes outstanding options to purchase 1,149,250 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 343,750 shares exercisable after such period. Also includes a warrant to purchase 28,572 shares at an exercise price of $1.40 per share.

(9) Includes outstanding options to purchase 487,500 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 112,500 shares exercisable after such period.

(10) Includes outstanding options to purchase 940,000 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 287,500 shares exercisable after such period. Also includes a warrant to purchase 28,572 shares at an exercise price of $1.40 per share.

(11) Includes outstanding options to purchase 940,000 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 287,500 shares exercisable after such period. Also includes a warrant to purchase 28,572 shares at an exercise price of $1.40 per share.

(12) Includes outstanding options to purchase 867,500 shares exercisable within 60 days of June 30, 2005, and excludes outstanding options to purchase 287,500 shares exercisable after such period. Also includes a warrant to purchase 28,572 shares at an exercise price of $1.40 per share and a warrant to purchase 162,000 shares at an exercise price of $0.63 per share.

(13) The amount of shares indicated includes warrants to purchase 700,000 shares of common stock at an exercise price of $2.78 per share and warrants to purchase 250,000 shares of common stock at an exercise price of $2.56 per share. The mailing address for AVC is 4735 South Durango Drive, Suite 105, Las Vegas, Nevada 89147.

(14) The securities reported herein are held in various denominations by JLF Partners I, L.P., JLF Partners II, L.P., and JLF Offshore Fund, Ltd., to which JLF Asset Management, L.L.C. serves as the management company and/or investment manager. The amount of shares indicated does not include warrants to purchase 759,494 shares of common stock, half at an exercise price of $2.56 per share and half at $2.78 per share. Jeffrey L. Feinberg is the managing member of JLF Asset Management, L.L.C. As the investment manager of such accounts and funds, JLF Asset Management, L.L.C. has the power to vote and/or dispose of those shares of common stock held by such persons and accordingly, may be deemed to be the beneficial owner of such shares. The foregoing does not necessarily imply the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The mailing address for JLF Asset Management, L.L.C. is 2775 Via de la Valle, Del Mar, CA 92014.

(15) Bonanza Master Fund, Ltd. is managed by Bonanza Capital, Ltd., which is managed by Bonanza Fund Management, Inc. The amount of shares indicated includes warrants to purchase 506,329 shares of common stock, half at an exercise price of $2.56 per share and half at $2.78 per share. The mailing address for Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201.

(16) The securities reported herein are held in various denominations by Firefly Partners, LP, Lagunitas Partners LP, Jon D. Gruber, J. Patterson McBaine, Eric Swergold, J. Lynn Rose, and in various client accounts managed by Gruber & McBaine Capital Management. Gruber & McBaine Capital Management is the general partner for Firefly Partners, LP and Lagunitas Partners LP, and the investment advisor for Gruber & McBaine International and the client accounts managed by Gruber & McBaine Capital Management. The amount of shares includes warrants to purchase 252,274 shares of common stock at various exercises prices between $2.56 and $3.00 per share. The mailing address for Gruber & McBaine Capital Management is 50 Osgood Place, San Francisco, CA 94133.


                            DESCRIPTION OF SECURITIES

         GENERAL.

         The following description includes the material terms of our common stock. However, it is a summary and is qualified in its entirety by the provisions of our certificate of incorporation, which has been filed as an exhibit to our registration statement of which this prospectus is a part.

         Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $.0001 per share, and 10,000,000 shares of preferred stock, par value of $.0001 per share. The preferred stock may be divided into such number of series as our board of directors may determine. Our board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As long as they stay within the limits and restrictions of any prior resolution or resolutions originally fixing the number of shares constituting any series of preferred stock, our board of directors may increase or decrease (but not below the number of shares of such series outstanding at that time) the number of shares of any series subsequent to the issue of shares of that series. Our board of directors has not made any designations regarding the preferred stock and no preferred stock has been issued to date.

         We had 42,696,136 shares of common stock issued and outstanding as of June 30, 2005. As of such date, we also reserved 38,776,469 shares of common stock for issuance pursuant to exercise of: (i) 11,706,417 stock options issued to employee and consultants; and (ii) 27,070,052 warrants (including warrants whose underlying shares are being registered for resale hereunder). Each issued and outstanding share is fully paid and non-assessable. No pre-emptive rights exist with respect to any of our common stock. Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of our common stock have no cumulative voting rights. Holders of shares of our common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by our board of directors in its discretion, from funds legally available for any such dividends. In the event of a liquidation, dissolution or winding up of our company, the holders of shares of our common stock are entitled to their pro rata share of all assets remaining after payment in full of all liabilities.

         ANTI-TAKEOVER PROVISIONS.

         Provisions of Delaware law and our certificate of incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors more difficult. These provisions are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

         DELAWARE LAW. We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

         o prior to that date our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

         o upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

         o on or following that date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         Section 203 defines "business combination" to include:

         o any merger or consolidation involving the corporation and the interested stockholder;

         o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

         o subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

         o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

         o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our certificate of incorporation and bylaws provide that we will indemnify all of our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also authorize us to indemnify our employees and other agents, at our option, to the fullest extent permitted by Delaware law. We believe that these provisions and agreements will assist us in attracting and retaining qualified persons to serve as directors and officers.

         Delaware law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty to the extent permitted by Delaware law.

         The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company in accordance with the provisions contained in our charter documents, Delaware law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and we will follow the court's determination.

         We maintain insurance on behalf of our officers and directors, insuring them against liabilities that they may incur in such capacities or arising out of this status.

                              PLAN OF DISTRIBUTION

         The selling stockholders (the "Selling Stockholders") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o settlement of short sales entered into after the date of this prospectus;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o    a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o    any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder that purchased its shares in the Company's May 2005 private placement has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups from any such Selling Stockholder which, in the aggregate, would exceed eight percent (8%).

         The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                              SELLING STOCKHOLDERS


         We are registering, on behalf of the selling Stockholders, 3,175,000 shares of common stock, par value $0.001 per share, and an additional 441,675 shares of common stock issuable upon exercise of warrants. The following table sets forth, as of June 30, 2005, (except for issuances in July 2005 being registered hereunder as noted in footnotes 11, 12 and 13), the name of each of the Selling Stockholders, the number of shares of common stock (including shares issuable upon exercise of warrants) that each Selling Stockholder owns, the number of shares of common stock (including shares issuable upon exercise of warrants) owned by each Selling Stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock (including shares issuable upon exercise of warrants) to be held by each Selling Stockholder assuming the sale of all the common stock being registered hereby.


         Some of the Selling Stockholders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each Selling Stockholder may also transfer shares owned by it, and upon any such transfer the transferee may have the same right of sale as the Selling Stockholder. None of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock, except as set forth in the next paragraph. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


         The common stock being registered hereby and the underlying warrants were acquired from us in connection with a private placement issuance that closed in May 2005, and pursuant to our engagement of Cappello Capital Corp. as financial advisor in March 2004 and pursuant to an amendment to our engagement letter with Cappello Capital Corp. All of these issuances of common stock were pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. Cappello Capital Corp. (an affiliate of Cappello Group, Inc.) is a broker-dealer who received their securities from us as underwriting compensation and also as part of their engagement as our financial advisor. This firm is considered an underwriter of their securities being registered hereby.


-------------------------------------------------------- ------------------ --------------------------- -------------------------
NAME OF SELLING STOCKHOLDER                               NUMBER OF SHARES   SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY
                                                            BEING OFFERED    PRIOR TO THE OFFERING (1)            OWNED
                                                                                                        AFTER THE OFFERING(1) (2)
-------------------------------------------------------- ------------------ --------------------------- -------------------------
                                                                                 NUMBER          %          NUMBER         %
--------------------------------------------------------------------------- --------------- ----------- ------------- -----------
Galleon Captains Offshore, Ltd. (3)                              1,062,750       1,164,154     2.73          101,404      *
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Galleon Captains Partners, L.P. (4)                                245,250         268,846      *             23,596      *
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Five Points Fund, L.P. (5)                                         579,880         579,880     1.36                0      0
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Five Points Offshore Fund, Ltd. (6)                                292,120         292,120      *                  0      0
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Patricia Quick (7)                                                 327,000         327,000      *                  0      0
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
George Bolton (8)                                                  327,000         327,000      *                  0      0
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Westend Partners LLC (9)                                           272,500         272,500      *                  0      0
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Sunrise Equity Partners, L.P. (10)                                 163,500         163,500      *                  0      0
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Alex Cappello (11)                                                 122,644       1,214,125    2.84         1,091,481    2.56
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Rob Deutschman (12)                                                108,761         960,295    2.25           851,534    1.99
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
Bruce Pompan (13)                                                  115,270       1,177,800    2.76         1,062,530    2.49
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------
TOTAL                                                            3,616,675       6,420,220   15.04         3,130,545    7.33
-------------------------------------------------------- ------------------ --------------- ----------- ------------- -----------


    * Represents less than 1% of our common stock.

    (1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated below or in the table entitled "Security Ownership Of Certain Beneficial Owners And Management", each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 42,696,136 shares of common stock outstanding as of June 30, 2005.

    (2) Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.


    (3) Represents 975,000 shares of our common stock and 87,750 shares of our common stock issuable upon exercise of warrants. The investment advisor of Galleon Captains Offshore, Ltd. is Galleon Management, L.P. The general partner of Galleon Management, L.P. is Galleon Management, L.L.C. The managing member of Galleon Management, L.L.C. is Raj Rajaratnam who holds voting and dispositive power for the shares held by Galleon Captains Offshore, Ltd. Mr. Rajaratnam disclaims beneficial ownership except to the extent of his pecuniary interest therein.

    (4) Represents 225,000 shares of our common stock and 20,250 shares of our common stock issuable upon exercise of warrants. The general partner of Galleon Captains Partners, L.P. is Galleon Advisors, L.L.C. The managing member of Galleon Advisors, L.L.C. is Raj Rajaratnam who holds voting and dispositive power for the shares held by Galleon Captains Partners, Ltd. Mr. Rajaratnam disclaims beneficial ownership except to the extent of his pecuniary interest therein.

    (5) Represents 532,000 shares of our common stock and 47,880 shares of our common stock issuable upon exercise of warrants. The sole general partner of Five Points Fund, L.P. is Five Points Advisors, LLC. The managing member of Five Points Advisors, LLC is Paul M. McNulty who holds voting and dispositive power for the shares held by Five Points Fund, L.P. Mr. McNulty disclaims beneficial ownership except to the extent of his pecuniary interest therein.

    (6) Represents 268,000 shares of our common stock and 24,120 shares of our common stock issuable upon exercise of warrants. Paul M. McNulty is the sole director of Five Points Offshore Fund, Ltd. and in that capacity holds voting and dispositive power for the shares held by Five Points Offshore Fund, Ltd. Mr. McNulty disclaims beneficial ownership except to the extent of his pecuniary interest therein.

    (7) Represents 300,000 shares of our common stock and 27,000 shares of our common stock issuable upon exercise of warrants.

    (8) Represents 300,000 shares of our common stock and 27,000 shares of our common stock issuable upon exercise of warrants.

     (9) Represents 250,000 shares of our common stock and 22,500 shares of our common stock issuable upon exercise of warrants. Westend Capital Management, LLC is the registered investment advisor for Westend Partners LLC. The members of Westend Capital Management, LLC are Sean Cooper, George Bolton and Charles Bolton who hold voting and dispositive power for the shares held by Westend Partners LLC. Each of Mr. Cooper, Mr. Bolton and Mr. Bolton disclaim beneficial ownership except to the extent of his pecuniary interest therein.

     (10) Represents 150,000 shares of our common stock and 13,500 shares of our common stock issuable upon exercise of warrants. Level Counter, LLC is the sole general partner of Sunrise Equity Partners, L.P. The managers of Level Counter, LLC are Marilyn Adler, Nathan Low and Amnon Mandelbaum who together hold voting and dispositive power for the shares held by Sunrise Equity Partners, L.P. Each of Ms. Adler, Mr. Low and Mr. Mandelbaum disclaim beneficial ownership except to the extent of his or her interest therein.

     (11) Represents 61,910 shares of our common stock and 60,734 shares of our common stock issuable upon exercise of warrants. All of the foregoing shares and warrants were issued in July 2005 in connection with an amendment to our engagement letter with Cappello Capital Corp. Cappello Capital Corp. subsequently transferred the foregoing shares to Mr. Cappello.

     (12) Represents 54,902 shares of our common stock and 53,859 shares of our common stock issuable upon exercise of warrants. All of the foregoing shares and warrants were issued in July 2005 in connection with an amendment to our engagement letter with Cappello Capital Corp. Cappello Capital Corp. subsequently transferred the foregoing shares to Mr. Deutschman.

     (13) Represents 57,082 shares of our common stock and 58,188 shares of our common stock issuable upon exercise of warrants. All of the foregoing shares and warrants were issued in July 2005 in connection with an amendment to our engagement letter with Cappello Capital Corp. Cappello Capital Corp. subsequently transferred the foregoing shares to Mr. Pompan.




                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Morrison & Foerster LLP, Los Angeles, California.

                                     EXPERTS

         Our audited financial statements at December 31, 2004 appearing in this prospectus and registration statement have been audited by Singer Lewak Greenbaum and Goldstein, LLP, and the 2003 and 2002 financial statements have been audited by Cacciamatta Accountancy Corporation, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         This prospectus constitutes the prospectus of our company, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.GeniusProducts.com. Information contained in our website is not part of this prospectus.

         Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed as an exhibit to the registration statement for complete information.

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

         We furnish our stockholders with annual reports containing audited financial statements.

                                   INDEX TO FINANCIAL STATEMENTS

                                                                                                        Page
                                                                                                        ----

Report of Independent Registered Public Accounting Firm............................................     F-2

Report of Independent Registered Public Accounting Firm............................................     F-3

Consolidated Balance Sheet at December 31, 2004 and 2003 ..........................................     F-4

Consolidated Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002.........     F-5

Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
December 31, 2004, 2003 and 2002...................................................................     F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002.........     F-7

Notes to Consolidated Financial Statements.........................................................     F-8

Consolidated Balance Sheet at December 31, 2004 (audited) and March 31, 2005 (unaudited) ..........     F-21

Consolidated Statements of Operations for the Quarter Ended March 31, 2004 and 2005 (unaudited)....     F-22

Consolidated Statements of Cash Flows for the Quarter Ended March 31, 2004 and 2005 (unaudited)....     F-23

Notes to Consolidated Financial Statements.........................................................     F-24

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Genius Products, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Genius Products, Inc. and Subsidiary (the "Company") for each of the years in the two-year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity, and cash flows of the Company for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

         /s/ CACCIAMATTA ACCOUNTANCY CORPORATION

         Irvine, California

         March 19, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Genius Products, Inc.
Solana Beach, California


We have audited the consolidated balance sheet of Genius Products, Inc. and subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genius Products, Inc. and subsidiary as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP

Los Angeles, California

February 24, 2005

                             GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS

                                                            December 31,    December 31,
                                                               2004             2003
                                                            ----------------------------
ASSETS

Current assets:
     Cash and equivalents                                   $  1,223,881    $    941,332
     Accounts receivable, net of allowance for doubtful
         accounts and sales returns of $1,542,805, and
         $182,597 respectively                                 3,615,073       1,321,998
     Inventories, net of obsolescence allowance $474,358
         and $0 respectively                                   3,473,483         830,284
     Prepaid royalties                                         1,042,120         376,043
     Prepaid expenses                                            312,046         533,150
                                                            ----------------------------
Total current assets                                           9,666,603       4,002,807

Property and equipment, net of accumulated depreciation
   of $215,194 and $143,941 respectively                         264,989         140,962
Production masters, net of accumulated amortization of
   $805,891 and $372,601 respectively                          2,825,426       1,186,247
Deposits and other                                               239,148         245,112
                                                            ----------------------------
                                                            $ 12,996,166    $  5,575,128
                                                            ============================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                       $  7,329,218    $  1,081,614
     Accrued payroll and related expenses                        259,366          65,772
     Debentures payable                                           50,750          50,750
     Accrued expenses                                            229,800         133,429
     Redeemable common stock                                     395,172         490,932
     Payable on terminated contract                              300,000         300,000
     Notes payable, net of unamortized discount of                    --         730,077
                                                                            $    419,923
                                                            ----------------------------
Total current liabilities                                      8,564,306       2,852,574

Commitments and contingencies                                         --              --

Stockholders' equity
     Preferred stock, $.001 par value; 10,000,000
         shares authorized; 0 shares outstanding                      --              --
     Common stock, $.001 par value;
         50,000,000 shares authorized; 25,208,512
         and 20,658,425 shares outstanding                        25,209          20,658
Additional paid-in capital                                    25,984,012      21,029,331
Subscription receivable                                               --      (2,796,242)
Accumulated deficit                                          (21,577,361)    (15,531,193)
                                                            ----------------------------
Total stockholders' equity                                     4,431,860       2,722,554
                                                            ----------------------------

                                                            $ 12,996,166    $  5,575,128
                                                            ============================

 The accompanying notes are an integral part of these consolidated financial statements.


                                              F-4

                             GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                 FOR THE YEAR ENDED
                                                                     DECEMBER 31
                                                        2004            2003            2002
                                                   --------------------------------------------
Revenues:
        Audio                                      $  2,946,237    $  2,149,096    $  1,704,913
        DVD and VHS                                  15,967,711         876,285          39,609
        Royalties, licensing and other                  420,299         456,110         873,315
                                                   --------------------------------------------
Gross revenues                                       19,334,247       3,481,491       2,617,837
        Sales returns, discounts and allowances      (2,704,315)       (412,985)       (474,137)
                                                   --------------------------------------------
            Net revenues                             16,629,932       3,068,506       2,143,700

Costs and expenses:
Cost of revenues:
        Audio                                         1,185,112       1,081,149         801,594
        DVD and VHS                                  11,447,806         466,384          14,828
        Royalties, licensing and other                  325,248         259,463         562,018
        Amortization of Production Masters              681,404         204,493         149,763
        Warehouse expenses                              253,864         138,021          63,344
                                                   --------------------------------------------
Total Costs of revenues                              13,893,434       2,149,510       1,591,547

Operating expenses:
Product development                                     956,521         428,465         384,883
Sales and marketing                                   2,166,785       1,020,860         382,465
General and administrative                            5,107,547       2,081,651       2,536,878
                                                   --------------------------------------------

Total costs and expenses                             22,124,287       5,680,486       4,895,773

Loss from operations                                 (5,494,355)     (2,611,980)     (2,752,073)

Other income (expense)                                   (8,562)         14,125           6,131
Interest expense                                       (542,451)       (144,021)        (41,340)
                                                   --------------------------------------------

Loss before provision for income taxes               (6,045,368)     (2,741,876)     (2,787,282)

Provision for income taxes                                 (800)           (800)           (800)
                                                   --------------------------------------------

Net loss                                           $ (6,046,168)   $ (2,742,676)   $ (2,788,082)
                                                   ============================================

Basic and diluted loss per common share:
Net loss per share                                 $      (0.25)   $      (0.16)   $      (0.20)
                                                   ============================================

Basic and diluted weighted average common shares     23,826,584      17,574,405      13,838,743
                                                   ============================================


 The accompanying notes are an integral part of these consolidated financial statements.

                                              F-5

                                             GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                      FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                  Common Stock
                                                                                          Stock                           Total
                                                                      Additional      Subscription     Accumulated    Stockholders'
                                              Shares        Amount  Paid-in Capital    Receivable        Deficit    Equity (Deficit)
                                         ------------------------------------------------------------------------------------------
Balance, December 31, 2001                 6,183,756    $      6,184    $  9,292,867    $          0   $(10,000,435)   $   (701,384)
  Shares issued in private
    placement, net of offering costs       5,146,267           5,147       3,193,253              --             --       3,198,400
  Debt conversion                            446,410             446         280,792              --             --         281,238
  Shares issued for compensation             305,716             306         209,694              --             --         210,000
  Shares issued for services                 223,251             223         267,403              --             --         267,626
  Exercise of stock options                   57,580              58          25,142              --             --          25,200
  Stock option costs                              --              --         560,362              --             --         560,362
  Stock subscription receivable            3,507,700           3,507       2,502,893      (2,506,400)            --              --
  Interest on subscriptions
    receivable                                    --              --         139,458        (139,458)            --              --
  Net loss                                        --              --              --              --     (2,788,082)     (2,788,082)
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 2002                15,870,680    $     15,871    $ 16,471,864    ($ 2,645,858)  ($12,788,517)   $  1,053,360
  Shares issued in private                 3,836,786           3,837       2,614,943              --             --       2,618,780
    placement, net of offering costs
  Debt conversion                             10,000              10           9,990              --             --          10,000
  Shares issued for compensation             142,860             143          99,857              --             --         100,000
  Shares issued for services                 217,847             217         174,283              --             --         174,500
  Exercise of stock options                  159,330             159         121,219              --             --         121,378
  Stock option costs                              --              --         430,655              --             --         430,655
  Shares issued for payment of               350,000             350         349,650              --             --         350,000
    DVD remastering costs
  Shares issued for option to                 70,922              71          99,929              --             --         100,000
    Acquire
  Interest on subscriptions                       --              --         150,384        (150,384)            --              --
    receivable
  Warrants issued with notes                      --              --         506,557              --             --         506,557
    payable
  Net loss                                        --              --              --              --     (2,742,676)     (2,742,676)
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 2003                20,658,425    $     20,658    $ 21,029,331    ($ 2,796,676)  ($15,531,193)   $  2,722,554
  Shares issued in private                 5,000,000           5,000       6,414,968              --             --       6,419,698
    placement, net of offering
costs
  Exercise of warrants for cash              217,500             218         136,808              --             --         137,036
  Cashless exercise of warrants              478,719             509            (509)             --             --               0
  Issue of warrants for services
rendered or to                                    --              --       1,339,412              --             --       1,339,412
    be rendered
  Shares issued for services rendered         57,994              28          62,772              --             --          62,800
  Exercise of options                        169,400             169         171,851              --             --         172,020
  Cancel shares issued for payment
    of DVD                                  (350,000)           (350)       (349,650)             --             --        (350,000)
    remastering costs
  Shares canceled/rescinded                  (12,226)            (12)             12              --             --               0
  Other adjustment                            (1,943)             (2)              2              --             --               0
  Payoff subscription receivable          (1,009,354)         (1,009)     (2,820,985)      2,796,676             --         (25,752)
  Net loss                                        --              --              --              --     (6,046,168)     (6,046,168)
                                         ------------------------------------------------------------------------------------------

Balance, December 31, 2004                25,208,512    $     25,209    $ 25,984,012    $          0   $(21,577,361)   $  4,431,860
                                         ==========================================================================================

                         The accompanying notes are an integral part of these consolidated financial statements.

                                                              F-6

                             GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           FOR THE YEAR ENDED
                                                                               DECEMBER 31
                                                                   2004           2003           2002
                                                               -----------------------------------------
Cash flows from operating activities:
     Net loss                                                  $(6,046,168)   $(2,742,676)   $(2,788,082)
     Adjustments to reconcile net loss to net cash used by
     operating activities:
     Depreciation and amortization                                 762,299        300,283        243,468
     Write--off of production masters                                   --             --         16,055
     Change in allowance for doubtful accounts and
       provision for returns                                     1,360,208        112,597        (26,000)
     Shares issued for services rendered                            62,800        174,500        194,026
     Warrants issued for services rendered or to be rendered     1,339,412        430,655        560,362
     Stock issued for the remastering of movies on DVD                  --        350,000             --
     Stock issued for compensation                                      --        100,000        210,000
     Interest expense on redeemable common stock                    21,602         25,155         25,731
     Amortization of discount on notes payable                     419,923         86,634             --
     Changes in assets and liabilities:
     (Increase) decrease in:
     Accounts receivable                                        (3,653,284)    (1,147,870)       120,783
     Inventories                                                (2,643,199)      (570,025)      (136,948)
     Prepaid royalties                                            (666,077)      (209,519)      (166,524)
     Prepaid expenses and deposits                                 195,055       (480,898)        (2,481)
     Development of production masters                          (2,320,582)      (945,063)      (463,728)
     Increase (decrease) in:
     Accounts payable                                            5,897,604        849,542       (613,510)
     Accrued payroll & related items                               193,594         21,613        (53,378)
     Accrued expenses and other                                     96,371          6,518        273,484
                                                               -----------------------------------------

Net cash used by operating activities                           (4,980,442)    (3,638,554)    (2,606,742)
                                                               -----------------------------------------

Cash flows from investing activities:
     Patents and trademarks                                         (3,380)       (32,424)       (63,646)
     Purchase of property and equipment                           (195,280)       (23,841)      (117,801)
                                                               -----------------------------------------

Net cash used in investing activities                             (198,660)       (56,265)      (181,447)
                                                               -----------------------------------------

Cash flows from financing activities:
     Proceeds from issuance of convertible debentures                   --             --         10,000
     Proceeds from notes payable                                        --      1,150,000        281,238
     Payments on notes payable                                  (1,150,000)            --             --
     Purchase of redeemable common stock                          (117,362)                       (8,654)
     Proceeds from exercise of options and warrants                309,045        121,378         25,200
     Proceeds from issuance of common stock, net of
       offering costs                                            6,419,968      2,618,780      3,198,400
                                                               -----------------------------------------

Net cash provided by financing activities                        5,461,651      3,890,158      3,506,184
                                                               -----------------------------------------

Net increase (decrease) in cash and equivalents                    282,549        195,339        717,995

Cash at beginning of period                                        941,332        745,993         27,998
                                                               -----------------------------------------

Cash at end of period                                          $ 1,223,881    $   941,332    $   745,993
                                                               =========================================

Non-cash investing and financing activities:
     Repayment of officer loans by return of common stock      $    25,751             --             --
     Repayment of notes receivable by return of common stock   $ 2,796,242             --             --
     Shares issued for Notes Receivable, including interest             --    $   150,384    $ 2,645,858
     Production masters purchased for shares                            --             --    $    73,600
     Loans converted into common stock                                  --             --    $   281,238
     Issuance of common stock for an option to acquire                  --    $   100,000             --
     Conversion of debenture to common stock                            --    $    10,000             --

         The accompanying notes are an integral part of these consolidated financial statements.

                                              F-7

                     GENIUS PRODUCTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS. We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc. ("Salutations"). In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation ("ITM"), a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation ("ITMC"). In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing and distributing audio and video products. On March 2, 2005, Genius Products, Inc. changed its state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware. The Company is engaged primarily in producing, publishing and distributing digital video discs ("DVDs"), videos ("VHS") and compact discs ("CDs"). Our products are marketed under both proprietary and licensed brands. We sell directly to major retailers and to third party distributors. We also sell our products through various websites on the Internet, including our own website at www.geniusproducts.com.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Genius Products, Inc., and its wholly owned subsidiary (Sanuk Corporation), which is inactive. All significant inter-company transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND EQUIVALENTS. For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

ACCOUNTS RECEIVABLE. The allowance for doubtful accounts and provision for sales returns includes management's estimate of the amount expected to be lost or returned on specific accounts and for losses or returns on other as yet unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses and returns, management relies on historical experience and takes into account current information obtained from retailers including retail sell-through data and retail inventory data as available. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and provision for sales returns in the accompanying financial statements.

CONCENTRATIONS OF CREDIT RISK In 2004, our two largest customers, Target Corporation, and Dollar Tree Stores, Inc., accounted for 27% and 26% of our net revenues, respectively. At December 31, 2004, these customers comprised 28% and 9%, respectively, of accounts receivable before allowances. In 2003, our two largest customers, Anderson Merchandising and Target Corporation, accounted for 33% and 18% of net revenues, respectively. At December 31, 2003, these two customers comprised 52% and 9%, respectively, of accounts receivable before allowances. In 2002, our two largest customers, Books are Fun, and Home Shopping Network, accounted for 31% and 17% of our net revenues, respectively. At December 31, 2002, five customers accounted for 66% of accounts receivable before allowances.

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with investment grade credit ratings. The Company provides credit in the normal course of business to customers located throughout the United States. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

PREPAID EXPENSES. In September 2003, the Company executed an agreement with Falcon Pictures Group ("Falcon") to develop and distribute branded audio and video content, including distribution under the AMC, TV Guide and Twilight Zone brand names. As part of this agreement, which is discussed in Note 10, the Company issued 350,000 of its common shares at a value of $1.00 per share as a prepayment for DVD re-mastering. The shares were to be registered and sold by

Falcon, thus reducing the cash payments required by the Company. The shares were never registered, and in January 2004, the shares were returned to the Company and cancelled. The costs of DVD re-mastering was subsequently paid in cash. The $350,000 was included in prepaid expenses at December 31, 2003. The value of the prepaid DVD re-mastering at December 31, 2004 is $226,917. The Company also prepays certain royalty agreements for rights to distribute specific content or license specific brands. The prepayments are typically recoupable against future royalties payable and are reviewed quarterly for impairment.

INVENTORIES. Inventories consist of raw materials and finished goods and are valued at the lower of cost or market. Cost is determined on a first-in-first-out method of valuation. The Company regularly monitors inventory for excess or obsolete items and makes any valuation corrections when such adjustments are needed. In 2004, the Company recorded an inventory reserve of $474,358 across all product lines. There was no reserve taken for inventories in 2003. In 2002, the Company took an inventory write-down of $30,000.

Long-lived assets. Property and equipment purchases are recorded at cost and are depreciated and amortized over the estimated useful lives of the assets (three to seven years generally) using the straight-line method. Music production masters are stated at cost net of accumulated amortization. Costs incurred for music production masters, including licenses to use certain classical compositions, royalties, and recording and design costs, are capitalized and amortized over a three or seven year period using the straight line method from the time a title is initially released, consistent with the estimated timing of revenue for a title.

We capitalize the costs of production and acquisition of film libraries. Costs of production include costs of film and tape conversion to DLT master format, menu design, authoring and compression. These costs are amortized to direct operating expenses in accordance with Statement of Position ("SOP") 00-2, "Accounting by Producers or Distributors of Films", using the individual film forecast method over a period of ten years. Costs are stated at the lower of unamortized film costs or estimated fair value. Films classified as part of a library have an initial release date of more than three years prior to acquisition. For acquired film libraries, ultimate revenue includes estimates over a period not to exceed ten years. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and/or a write-down of all or a portion of the unamortized costs of the library to its estimated fair value. No assurances can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition. The unamortized library costs at December 31, 2004 was $2,825,426. The Company estimates that 38% and 55% of the library will be amortized in the next year and three years respectively.

Patents and trademarks covering a number of the Company's products are being amortized on a straight-line basis over 5 to 17 years.

Long-lived assets are reviewed annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

Fair value of financial instruments. The carrying amounts of cash and equivalents, accounts receivable, prepaid royalties, prepaid expenses, accounts payable, convertible debentures and accrued expenses approximate fair value.

STOCK-BASED COMPENSATION. The Company has elected to adopt only the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-based Compensation" as amended by SFAS No. 148, "Accounting for Stock Based Compensation Transition and Disclosure - an amendment of FASB Statement No. 123", and continues to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees", and related interpretations.

Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS 123, as amended by SFAS No. 148, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                                Year Ended December 31,
                                          2004          2003            2002
                                      ------------------------------------------

Net Loss as Reported                  ($6,046,168)  ($2,742,646)    ($2,788,082)
    Compensation cost at fair value    (1,808,011)     (332,764)     (1,314,767)
                                      ------------------------------------------
Pro forma Net Loss                    ($7,854,179)  ($3,075,410)    ($4,102,849)
                                      ==========================================
Basic loss per share:
As reported                                ($0.25)       ($0.16)         ($0.20)
Pro forma                                  ($0.33)       ($0.18)         ($0.30)
                                      ==========================================


The pro forma compensation cost was recognized for the fair value of the stock options granted, which was estimated using the Black-Scholes model with the following weighted-average assumptions for 2004, 2003 and 2002: expected volatility of 20% , 50% and 50%, respectively; risk-free interest of 2.65%, 4.00% and 4.00% respectively; and expected life of 1 to 10 years and no expected dividends for any year. The weighted-average exercise price of outstanding stock options at December 31, 2004, 2003 and 2002 was $1.82, $1.22 and $0.77,
respectively. The weighted average remaining contractual life of outstanding options at December 31, 2004, 2003 and 2002 was 8.6 years, 10 years and 10 years, respectively.

REVENUE RECOGNITION. Revenues are recorded upon the shipment of goods. Costs of sales and an allowance for returns are also recorded at the time of shipment. The allowance for returns calculation is based upon an analysis of historical customer and product returns performance as well as current customer inventory data as available. Updates to the returns calculation is performed quarterly. Sales made under consignment or guaranteed sales arrangements are not recognized as net revenue until such time that cash is received for the sale and release of return liability is confirmed by the customer.

ADVERTISING COSTS. Advertising costs, including the costs of placement of the Company's products with retailers, are expensed in the period in which the advertisement takes place. Advertising costs were $155,521, $195,811 and $55,747 for the years ended December 31, 2004, 2003 and 2002 respectively.

INCOME TAXES. Deferred taxes are accounted for using an asset and liability approach, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

LOSS PER SHARE. Basic EPS is calculated using income available to common stockholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. All potential common shares were anti-dilutive, and excluded from loss per share calculations.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
-----------------------------------------

SFAS No. 151. In November 2004, the FASB issued SFAS No. 151, "Inventory Costs". SFAS No. 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB No. 43, Chapter 4, "Inventory Pricing". Paragraph 5 of ARB No. 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS No. 151 to have a material impact on the Company's financial statements.

SFAS No. 152. In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions". The FASB issued this Statement as a result of the guidance provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions". SOP 04-2 applies to all real estate time-sharing transactions. Among other items, the SOP provides guidance on the recording of credit losses and the treatment of selling costs, but does not change the revenue recognition guidance in SFAS No. 66, "Accounting for Sales of Real Estate", for real estate time-sharing transactions. SFAS No. 152 amends Statement No. 66 to reference the guidance provided in SOP 04-2. SFAS No. 152 also amends SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that SOP 04-2 provides the relevant guidance on accounting for incidental operations and costs related to the sale of real estate time-sharing transactions. SFAS No. 152 is effective for years beginning after June 15, 2005, with restatements of previously issued financial statements prohibited. This statement is not applicable to the Company.

SFAS No. 153. In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions". Statement No. 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS No. 153 to have a material impact on the Company's financial statements.

 SFAS No. 123(R). In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS 123(R) amends SFAS No. 123, "Accounting for Stock-Based Compensation", and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS No.123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. On April 14, 2005, the Securities and Exchange Commission amended the compliance dates to allow companies to implement Statement No. 123R at the beginning of their next fiscal year, instead of the next reporting period, that begins after June 1, 2005, or December 15, 2005 for small business issuers. Management is currently assessing the effect of SFAS No. 123(R) on the Company's financial statement.

NOTE 2. ADOPTION OF STATEMENT OF POSITION 00-2 ACCOUNTING BY PRODUCERS OR DISTRIBUTORS OF FILMS

Effective in 2004, the Company adopted SOP 00-2 to account for the amortization of costs associated with the acquisition of film libraries. As such, the costs of production and library acquisition is amortized consistent with the recognition of revenue generated by the library over a period of 10 years. The ultimate revenue and timing of the revenue stream for the film library is estimated and is the basis for the amortization of costs. Prior to this time, the Company amortized the costs associated with film libraries over a seven year period using straight line depreciation. An analysis by management of the past film library amortization expense determined that there was no material change in the cumulative amortization expense incurred through the date of the change given the change in accounting principle. As such, there is no cumulative charge associated with the change in accounting principle. The unamortized library costs at December 31, 2004 was $2,825,426.

NOTE 3.  INVENTORY

                                                      December 31,
                                                   2004         2003
                                               ------------------------

                 Raw Materials                 $  349,231     $      0
                 Finished Goods                 3,598,610      830,284
                                               ------------------------
                                               $3,947,841     $830,284
                 Allowance for Obsolescence      (474,358)           0
                                               ------------------------
                                               $3,473,483     $830,284
                                               ========================


NOTE 4.  PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT

                                                   December 31
                                                 2004        2003             USEFUL LIVES
                                             -------------------------

Computers and equipment                          $424,071    $230,924          3 - 5 years
Furniture and fixtures                             33,746      31,614          3 - 7 years
Leasehold improvements                             22,365      22,365     Lesser of lease term
                                                                             or useful life.
                                             -------------------------
                                                  480,182     284,903
Accumulated depreciation and amortization        (215,193)   (143,941)
                                             -------------------------
                                                 $264,989    $140,962
                                             =========================

         Depreciation expense for the years ended December 31, 2004, 2003 and 2002 were $71,253, $52,842 and $36,271 respectively.


NOTE 5.  NOTES PAYABLE AND CONVERTIBLE DEBENTURES

In the fourth quarter of 2003, the Company issued notes payable totaling $1,150,000 to private lenders. The notes bore interest at 10.5% and were due December 31, 2004. Interest was payable quarterly, beginning March 31, 2004. For the years ended December 31, 2004 and 2003, interest expense on the notes was $97,278 and $22,238, respectively. Each lender was also granted one warrant at $1.00 per share and one warrant at $3.00 per share for the Company's common stock for each dollar loaned. The discount allocated to the warrants was $506,557, calculated using the Black-Scholes Model, with weighted average assumptions: expected volatility 50%, risk free interest of 4.4%, expected life of two years and no dividends paid. The discount was amortized over the life of the notes. The notes have been paid in full as of December 31, 2004.

In 2001, the Company issued a convertible debenture for $50,750 to a shareholder in place of redeemable common stock. The debenture bore interest at 8%, was due March 31, 2002, and was convertible into common shares at $.50 per share; however, the conversion feature of this debenture has expired. Interest on the debenture was accrued through December 31, 2004. There was no beneficial conversion interest related to this debenture. The Company also issued a convertible debenture for $10,000 for cash in 2002, which required interest of 10.75% and was due February 28, 2004. This debenture was converted into common shares in February 2003 at $1.00 per share.

NOTE 6.  COMMON STOCK

PRIVATE PLACEMENT. On March 19, 2004, we completed a private placement offering of 100 units aggregating $7 million pursuant to the exemption from registration under Rule 506 of Regulation D of the Securities Act. Proceeds net of cash commissions totaled approximately $6.4 million. Sands Brothers International Limited served as the selected dealer for the transaction. The private placement was priced at $70,000 per unit. Each unit consists of 50,000 shares of common stock and warrants to purchase 10,000 shares of common stock. The warrants have an exercise price of $3.00 per share and a five-year term. The fair value of the warrants at the time of issuance was $403,220 using the Black-Scholes valuation method with weighted average assumptions of expected volatility of 20%, risk free interest of 2.65%, expected life of five years and no expected dividends. Pursuant to the sales of the units we issued 5,000,000 new unregistered shares of common stock and warrants to purchase up to 1,650,000 shares of common stock (including those warrants issued as compensation to the selected dealer). In accordance with the terms of the Registration Rights Agreement we entered into with the investors and the selected dealer in connection with this financing, we have filed a resale registration statement for the resale of the common stock and the common stock underlying the warrants.

During 2003, the Company issued 2,397,040 shares of its common stock at $.70 and 1,350,000 shares at $.72 pursuant to two private placements. Net proceeds were $2,618,780 from these offerings, after the payment of $31,140 and the issuance of 89,746 shares of common stock for finder's fees.

During 2002, the Company issued 4,661,438 shares of its common stock at $.63 and 300,000 shares at $1.00 pursuant to two private placements. Net proceeds were $3,198,400 from these offerings, after a payment of $35,000 and the issuance of 184,829 shares of common stock for finder's fees.

OTHER STOCK ISSUANCES. During 2003, we issued 217,847 shares to third-party consultants and service providers for a total of $174,500, 350,000 shares of common stock as a prepayment against the development of re-mastered DVDs (which were subsequently returned in January 2004) and 70,922 shares of common stock for an option to acquire Falcon Picture Group. Also during this time period, a debenture of $10,000 was converted through the issuance of 10,000 shares. Additionally, we issued shares to certain officers in payment of salaries. Five officers accepted 142,860 shares and 142,860 warrants as payment of $100,000 of 2003 salary.

During 2002, we issued 223,251 shares to third-party consultants, service providers and for production masters for a total of $267,626. During this time period, $281,238 of short-term debt and related interest was converted through the issuance of 446,410 shares. We also issued shares to certain officers in payment of salaries. Four officers accepted 95,240 shares as payment of $60,000 of 2001 salary, and five officers accepted 210,476 shares as payment of $150,000 of 2002 salary.

In 2002, 3,507,700 options and warrants were exercised in exchange for notes receivable totaling $2,506,400. Of the total, 1,285,200 shares were issued for warrants that were previously issued in relation to loans, and 2,222,500 shares were issued for warrants previously granted to four officers and an employee. During 2004, we issued 57,994 shares to third-party consultants and service providers for a total of $102,800.

REDEEMABLE COMMON STOCK. During 1999, the Company reviewed certain aspects of its issuances of common stock and determined that during 1997, 1998 and through September 1999, it sold common stock in private placement transactions that may be subject to redemption. In 2002, 1,250 shares were redeemed and in 2001, 8,750 shares were exchanged for a convertible debenture of $50,750 bearing interest at 8%. The total number of shares subject to redemption at December 31, 2004 was 49,300. Additional paid in capital has been reduced by $420,323 to reflect the cumulative amounts subject to redemption. In addition, accrued interest of $129,600, calculated at an annual rate of 8% on the unredeemed shares, is included in the total of $395,172 shown in the caption "redeemable common stock" in the accompanying balance sheet. Rescission offers were made for some of the redeemable common stock as described below.

RESCISSION OFFER. We retired 12,226 common shares in 2004 after a repurchase of the redeemable common stock pursuant to rescission offers.

On September 23, 1999, the Securities Administrator of the State of Washington (the "Securities Administrator") filed a Summary Order to Cease and Desist with the State of Washington Department of Financial Institutions Securities Division against us, the Martin Consulting Group, Martin H. Engelman, and their employees and agents. The relief sought is that the respondents cease and desist from violations of RCW 21.20.140, 21.20.040, and 21.20.010 of the Securities Act of Washington. The 1999 Summary Order to Cease and Desist alleges, among other things, that Mr. Engelman and Genius Products offered to sell shares of our common stock that were not registered in the state or otherwise qualified for an exemption from registration. Mr. Engelman represented us at the Third Annual Seattle Money Show and provided information to interested parties about us and our products.

We are currently in discussions with the Securities Administrator to resolve all claims based on the allegations set forth in the Summary Order to Cease and Desist. This administrative order may affect our business or our ability to raise capital in the State of Washington and those states where having an outstanding administrative order may result in the loss of certain available exemptions from registration of securities. If we are unable to resolve this matter without vacating the current administrative order, we would likely contest the Summary Order to Cease and Desist at a hearing. The potential costs of a hearing and the uncertainty of the outcome may lead us to conclude, however, that not contesting the 1999 Washington Summary Order to Cease and Desist will likely be in our best interests.

We anticipate that any resolution of this matter with the Securities Administrator would include our making an offer to repurchase these securities for the amount paid for them, plus interest thereon from the date of purchase at an annual rate of 8%. A total of approximately $264,000 of our shares of common stock was sold in the State of Washington. We have accrued a liability of $395,172 as of December 31, 2004, representing the amount of stock purchased and accrued interest for Washington investors and for one investor in Pennsylvania whose rescission offer is still pending. This accrued liability is captioned "redeemable common stock" in the accompanying balance sheet. We believe that because the price of our common stock is significantly lower than the original purchase price paid by affected shareholders, they are likely to accept repurchase offers.

OPTION AND WARRANT EXERCISES. In 2002 57,580 options were exercised by a consultant and two employees for proceeds of $25,200. In 2003, 159,330 options were exercised at prices of $.63 - $1.02, resulting in proceeds of $121,378. In 2004, 169,400 options were exercised at prices of $.80-$1.53 per share, resulting in proceeds of $172,020. In addition, 217,500 warrants were exercised at a price of $.63 per share, resulting in proceeds of $137,026. A total of 478,716 shares of stock were issued in exchange for 1,436,148 warrants in a cashless exercise during 2004.

NOTE 7.  STOCK OPTIONS AND WARRANTS

EMPLOYEES. The 2004 Stock Option Plan provides a total of 7,500,000 shares to be granted as either incentive stock options or nonqualified stock options to our employees, directors and consultants. The term of the awards may not be for more than ten years (or five years in the case of incentive stock options granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours). During 2004, the Company granted options to its employees and directors to purchase a total of 5,775,080 shares of its common stock at exercise prices of $1.40 to $4.00 per share, which equaled or exceeded fair market value at the time the options were granted. During 2003, the Company granted options to its employees and directors to purchase a total of 2,652,617 shares of its common stock at exercise prices of $.78 to $1.98 per share, which also equaled or exceeded fair market value at the time the options were granted. In 2002, the Company granted options to its employees and directors to purchase a total of 2,939,032 shares of its common stock at exercise prices of $0.63 to $2.59 per share, which also equaled or exceeded fair market value at the time the options were granted.

NON-EMPLOYEES. In 2004, the Company granted warrants to purchase a total of 4,667,432 shares of its common stock at exercise prices from $1.20 to $3.00 per share to individuals for services to be rendered and in relation to a private placement, resulting in the recognition of $1,339,412 of expense. During 2004, warrants for 217,500 shares were exercised for cash and 478,716 shares of stock were issued in exchange for 1,436,148 warrants in a cashless exercise. In accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," and EITF Issue No. 00-18, "Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees," the stock based compensation expense recorded in the Company's Statement of Operations for the year ended December 31, 2004, in the amount of $1,339,412, reflected the portion of the aggregate option value corresponding to the aggregate number of shares vested on the options through that date. As further portions of these options are earned in the future, the Company will recognize additional expense based on their then-current fair market value.

 In 2003, the Company granted warrants to purchase a total of 4,416,471 shares of its common stock at exercise prices from $.70 to $1.40 per share to individuals for services rendered and in relation to the private placement, resulting in the recognition of $430,655 of expense. The expense recognized was estimated using the Black-Scholes model with the following weighted average assumptions for 2004 and 2003: expected volatility of 20% and 50%, respectively, risk free interest of 2.65% and 4.00%, respectively, expected life of 2 to 10 years and no expected dividends. The weighted average exercise price and the weighted average life on stock warrants at December 31, 2004 is $1.90 and 3.6 years, respectively. Also in 2003, the Company granted warrants to purchase 2,300,000 shares of its common stock at exercise prices of $1.00 and $3.00 per share in relation to the issuance of notes payable. In 2002 the Company issued warrants to purchase 1,793,800 shares of its common stock at exercise prices from $0.63 to $5.00 per share to individuals for services rendered, resulting in the recognition of $560,362 of expense.

A summary of stock option and warrant activity follows:

                                                                        Weighted
                                                                        Average
                                                           Options      Exercise
                                                         Outstanding     Price
                                                        ------------------------
December 31, 2001                                         4,725,660       $1.41
Granted                                                   4,732,832       $0.76
Exercised                                                (3,583,950)      $0.71
Canceled                                                   (100,000)      $0.80
                                                        ------------
December 31, 2002                                         5,774,542       $1.03
Granted                                                   9,369,088       $1.53
Exercised                                                  (159,330)      $0.76
Canceled                                                    (33,135)      $2.10
                                                        ------------
December 31, 2003                                        14,951,165       $1.35
Granted                                                   9,485,080       $2.52
Exercised                                                  (398,150)      $0.80
Canceled                                                 (1,326,347)      $1.05
                                                        ------------
December 31, 2004                                        22,711,748       $1.86
                                                        ============
Options and warrants exerciseable,December 31, 2004      15,677,341       $1.63
                                                        ============


The following information applies to all options and warrants outstanding at December 31, 2004:

                                                      Weighted                  Weighted
                                                      average      Options       average
                        Options and     Average       exercise       and      exercise price
                         warrants      remaining    price options  warrants      options
 Exercise price         outstanding   life (years)  outstanding   exercisable  exerciseable
                        -------------------------------------------------------------------
$.63 - 1.00               5,065,945       4.2          $0.73      5,065,945       $0.73
$1.01 - 2.00             10,215,021       6.6          $1.58      7,303,114       $1.51
$2.01 - 4.00              7,191,032       6.9          $2.91      3,068,532       $3.05
$5.12 - 13.60               239,750       3.2          $6.40        239,750       $6.40
                        ------------                             -----------
                         22,711,748                              15,677,341


NOTE 8.  SUBSCRIPTION RECEIVABLE

On January 22, 2004, the officers' notes receivable held by Genius Products as subscriptions receivable were paid by tendering shares of Genius Products common stock pursuant to the terms of the notes. Klaus Moeller tendered 168,052 shares valued at $471,218 and Michael Meader tendered 168,052 shares valued at $471,218 to retire their loans. Larry Balaban and Howard Balaban tendered 170,405 shares valued at $477,816 and 174,883 shares, valued at $490,372, respectively, to retire their loans and other advances. The remaining subscriptions receivable were paid off with 327,962 shares tendered.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES. The Company leases certain facilities and computer equipment under non-cancelable operating leases. Rental expense for 2004, 2003 and 2002 was $150,208,$149,865 and $172,306 respectively.

As of December 31, 2004, the future minimum annual rental commitments required under existing non-cancelable operating leases are as follow:

                      Related       Non-Related
                      Party         Party         Total
                      -------------------------------------
                 2005  $ 36,000     $162,792      $198,792
                 2006  $ 34,800     $170,788      $205,588
                 2007  $ 34,800     $175,225      $210,025
                 2008  $      0     $180,443      $180,443
                 2009  $      0     $ 18,446      $ 18,446
                      -------------------------------------
                       $105,600     $707,694      $813,294
                      =====================================


EXECUTIVE EMPLOYMENT AGREEMENTS. In 2002, the Company entered into employment agreements with six of its executive officers and key employees. The agreements are for three-year terms and provide for stock options, employee benefits and severance pay for termination without cause of between 12 and 24 months' salary. In 2003, these agreements were amended to extend the term for an additional year, and to provide for salary increases and additional stock option awards. In 2004, we entered into an employment agreement with three new executive officers that provide for stock options, employee benefits and severance pay for termination without cause. The 2002 and 2004 agreements allow for the assignment of contract benefits to the employee's heirs in the event of an employee death within the contract term.

Under the terms of employment agreements with our executives, certain payments amounting to an aggregate maximum of approximately $1,110,500 could become due that might have a material adverse effect upon our liquidity and results of operations. Payments would be due if we have a change of control and our executives are terminated without cause. If an executive dies or is terminated without cause, severance pay averaging up to $206,250 per executive would be due.

WELLSPRING MATTER

On March 21, 2005, we completed our acquisition of American Vantage Media Corporation and its subsidiary, Wellspring Media, Inc. On or about March 14, 2005, a complaint was filed in U.S. Bankruptcy Court for the District of Delaware against Wellspring requesting a judgment in excess of $3,000,000. The complaint was filed by the Chapter 7 Trustee of the Winstar Communications, Inc. Estate. The details of this matter are discussed below.

In September 2001 (prior to the acquisition of Wellspring by American Vantage Media), Winstar (or its predecessor) sold a subsidiary, Winstar TV & Video, to Wellspring in exchange for $2,000,000 in cash and a promissory note in the amount of $3,000,000. The merger agreement provided that in the event the working capital of Winstar TV & Video was determined to be less than $3,000,000 at the closing of the merger, the sole remedy of Wellspring was a reduction in the principal amount of the promissory note by the difference between $3,000,000 and the actual amount of the working capital. The accountants for Wellspring determined that at the time of the closing of the merger, Winstar TV & Video had a working capital deficit. Based upon this determination and the provisions of the merger agreement, Wellspring determined that the amount due under the promissory note should be reduced to zero, and as a result no payment was made. On November 30, 2001, Wellspring informed Winstar of its determination regarding the working capital deficit, and Winstar subsequently advised Wellspring that it disputed the determination. Since 2001, Wellspring and Winstar have engaged in discussions in an effort to settle the dispute over the working capital calculation, but no settlement has been reached.

We have not been involved in these matters until only recently, and so have not had an opportunity to evaluate the merits of Winstar's claims or determine whether Wellspring has meritorious defenses. However, we believe that, if an adverse judgment against Wellspring occurs or an adverse settlement is reached, our subsidiaries Wellspring and American Vantage Media will be entitled to full indemnification against any such losses by the initial owners of Wellspring (prior to American Vantage Media), and we will be entitled to indemnification by American Vantage Companies. However, if the outcome of this litigation is adverse to us and we are required to pay significant monetary damages that are not indemnified by others, our financial condition and results of operations will likely be materially and adversely affected.

NOTE 10.  RELATED-PARTY TRANSACTIONS

FALCON PICTURE GROUP, LLC. On September 8, 2003, we executed a license agreement with Falcon Picture Group, LLC ("Falcon") for the exclusive rights to distribute a majority of its audio and video products worldwide, with AMC and TV Guide branded DVD movie and television collections and Twilight Zone branded audio collections in the U.S. and Canada. Carl Amari, a former member of our board of directors, is the CEO of Falcon. This agreement expires on July 1, 2006, with an automatic renewal for an additional three years if both parties are fulfilling their obligations under the agreement and calls for a royalty to be paid on the sales of the video and audio products. We have committed to pay a minimum annual royalty of $240,000 for brands including AMC and Twilight Zone, and a royalty of $325,000 for TV Guide over a three and one-half year term that commenced on December 22, 2003. In addition, the agreement calls for a minimum content purchase of $300,000 annually.

The agreement also provides a three-year option to acquire Falcon's assets for $3,600,000 (payable in cash or stock or a combination of cash and stock). As consideration for the option to purchase Falcon, we issued 70,922 shares of common stock with a market value of approximately $100,000. The stock value of $1.40 is based on the average of the closing market price of the common shares as of September 8, 2003, the date of issuance of such shares and the execution of the agreement, and July 1, 2003, the effective date of the agreement. The specific assets and liabilities of Falcon that would be acquired under this option will be negotiated by the parties at the time the acquisition is considered.

FACILITY LEASES. The Company leases its warehouse facility in Iowa from The Meader Family Limited Partnership which is affiliated with Michael Meader, the Company president. Lease payments were $34,800 in 2004, $20,400 in 2003, and $11,900 in 2002. The term of this lease is through 2007. The Company also leased sales offices in Minnesota from Ekelund Properties, which is affiliated with Julie Ekelund, Executive Vice President. Lease payments were $14,400 in 2004 and $7,200 in 2003 under this agreement. No payments were due for 2002. This lease expired in January 2005.

BRANDISSIMO. The Company is currently negotiating a contract for future business with Brandissimo, a business partially owned by an executive officer of the Company.

NOTES RECEIVABLE. In 2002, 3,507,700 options and warrants were exercised in exchange for notes receivable of $2,506,400. Of the total, 1,285,200 shares were issued for warrants that were previously issued in relation to loans, and 2,222,500 shares were issued for options previously granted to four officers and an employee. The 1,285,200 shares issued for warrants were issued for notes receivable totaling $728,400 to two related parties. Of the total, 660,000 shares were issued to S G Consulting, an entity controlled by Sean Goodchild, who was the owner of more than 5% of our common stock when these shares were included in his ownership. The balance of 625,200 shares were issued to Algarvida LDA, an entity that is controlled by Isabel Moeller, who is the sister of a Director, Klaus Moeller. The notes receivable bore interest at 6% annually, were repayable on January 3, 2004, and were secured by 1,285,200 shares of common stock. The notes receivable and the $289,408 of interest accrued are shown as subscriptions receivable at December 31, 2003. On January 22, 2004, the notes receivable and accrued interest of $298,082, along with certain advances to officers and accrued interest totaling $25,752, were paid in full by return of the Company's common stock in an amount equal to the total indebtedness.

SHARES ISSUED FOR COMPENSATION. In 2003, five officers accepted 142,860 shares and 142,860 warrants of the Company's common stock as payment of $100,000 of 2003 salary. The warrants have an exercise price of $1.40 and have a five year term.

INVESTMENT BANKING AND FINANCIAL ADVISORY SERVICES. Alexander L. Cappello and Bruce Pompan are Managing Directors of Cappello Capital Corp. Both are Directors of the Company. We retained Cappello Capital Corp. to perform corporate finance advisory services for a two-year period commencing in March 2004. After the first 12 month term the agreement can be terminated with 30 days' advance notice. Cappello Capital Corporation has been granted 2,000,000 warrants with an exercise price of $2.50 and a term of ten years. As of December 31, 2004, we have paid $90,000 in compensation and $2,417 in reimbursement for expenses under the terms of our retainer agreement with Cappello Capital Corp.

NOTE 11.   INCOME TAXES

Significant components of the provision for income taxes for the year ended December 31, 2004, 2003 and 2002 are as follows:


                                                2004          2003         2002
                                         ------------ ------------- ------------
CURRENT PROVISION
     Federal                                       0             0            0
     California                                  800           800          800
DEFERRED PROVISION:
     Federal                                       0             0            0
     California                                    0             0            0
                                         ------------ ------------- ------------
Provision for Income Taxes                      $800          $800         $800
                                         ============ ============= ============


A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company's effective income tax rate is as follows for the years ended December 31, 2004 and 2003:

                                                     2004      2003      2002
                                                  --------- ---------- --------
Income tax computed at federal statutory tax rate      34%        34%      34%
State taxes, net of federal benefit                  5.81%      5.81%    5.81%
Valuation Allowance                                -39.49%    -39.66%  -39.66%
Other                                               -0.32%     -0.15%   -0.15%
                                                  --------- ---------- --------

                                                     0.00%      0.00%    0.00%
                                                  ========= ========== ========


Significant components of the Company's deferred tax assets (liabilities) at December 31, 2004 and 2003 consisted of the following:


                                                         2004          2003
                                                     ------------   -----------
NOL carry-forwards                                    $5,137,000    $4,716,000
Allowance accounts                                        11,000       (45,000)
Other Reserves                                         1,078,000            --
Accrued vacation                                          46,000            --
Deferred Compensation Cost                               990,000            --
Depreciation                                              58,000            --
                                                     ------------   -----------
Deferred tax assets                                    7,320,000     4,671,000
Less valuation allowance                              (7,320,000)   (4,671,000)
                                                     ------------   -----------
Net deferred tax asset                                $     0.00    $     0.00
                                                     ============   ===========


As of December 31, 2004, the Company has net operating loss carry-forwards for federal and state income tax purposes of $14,516,000 and $8,358,000, respectively, which start expiring in 2011 through 2024. The utilization of net operating loss carry-forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section ("IRC") 382 and similar state provisions.

The entire deferred income tax assets of the Company have been offset by a valuation allowance since management does not believe the recoverability of the deferred income tax assets during the next year is more likely than not. Accordingly, a deferred income tax benefit for the year ended December 31, 2004 has not been recognized in these financial statements.

The valuation allowance taken against the deferred tax asset increased $2,649,000 in 2004, $957,000 in 2003 and $725,000 in 2002.

NOTE 12.   BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE

The effect of the potentially dilutive securities listed below (options and warrants that are outstanding) were not included in the computation of diluted loss per share, since to do so would have been ant-dilutive.

                                           2004           2003          2002
                                           ----           ----          ----
Stock options and warrants              22,711,748     14,951,165     5,774,542
Convertible debentures                      0               0          121,500


NOTE 13.  TERMINATION OF DISTRIBUTION AGREEMENT WITH WARNER HOME VIDEO

On March 5, 2004, Genius Products and Warner Home Video mutually agreed to terminate the Baby Genius distribution agreement. The Company subsequently began self-distribution of the Baby Genius line of DVDs. Under the termination agreement, we also regained the distribution rights for our planned line of Kid Genius DVDs. The termination agreement calls for a $300,000 payment to Warner made by means of a royalty arrangement based on net sales of the Baby Genius DVDs. As an additional element of the settlement, we agreed to purchase approximately $192,000 in outstanding Baby Genius inventory held at various Warner locations.

NOTE 14.  SUBSEQUENT EVENTS (UNAUDITED)

PRIVATE PLACEMENT. On March 2, 2005, the Company entered into a Securities Purchase Agreement with certain institutional investors related to the private placement of 6,518,987 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 1,303,797 shares of Common Stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share. The transaction closed on March 3, 2005 and the Company realized gross proceeds of $10.3 million from the financing before deducting commissions and other expenses. The Company is obligated to register the shares of Common Stock issued in the private placement for resale on a registration statement to be filed within 60 days after the closing. The Company will use its best efforts to cause the registration statement to become effective within 120 days of the date of the Securities Purchase Agreement (165 days if the SEC chooses to review the registration statement). Failure to file a registration statement or for it to become effective within the required timeframes will result in the payment of liquidated damages to the purchasers.

ACQUISITION OF CERTAIN ASSETS OF AVCS. On March 21, 2005, we completed our acquisition of American Vantage Media Corporation ("AVMC"), a subsidiary of American Vantage Companies ("AVC"). The acquisition was completed through an Agreement and Plan of Merger ("Merger Agreement") which provided for the issuance to AVC of (i) 7,000,000 shares of our common stock and (ii) warrants to purchase 1,400,000 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, plus our assumption of approximately $6.3 million in debt of AVMC.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The estimated fair values of assets purchased and liabilities assumed, used herein, were estimated based on available information and is subject to refinement based upon the outcome of valuations and other fair value studies, which have not yet been completed. Therefore, the allocation of the purchase price and resulting goodwill is subject to change.

         AVCS-STANDALONE                     (UNAUDITED)
         Cash                              $     50,000
         Accounts Receivable                  4,500,000
         Inventory                            1,000,000
         Other current Assets                   225,000

         Total Current Assets              $  5,775,000

         Wellspring Library                  13,500,000
         Fixed Assets                            75,000
         Other Assets                         1,000,000
         Goodwill                             7,690,000

         Total Assets                      $ 28,040,000

         Accounts Payable                  $  4,200,000
         Accrued Expenses                     1,600,000
         Debt                                 6,350,000

         Total Liabilities                 $ 12,150,000


                                           YEAR ENDED
         PRO-FORMA                         December 31
         COMBINED COMPANY                     2004

         Net Revenues                      $ 30,805,000
         Gross Profit                      $  8,560,000
         Net Loss                          $(12,616,000)


The estimated results from operations included above are for 2004 only as the assets underlying the results of operations were acquired by AVCS from an unrelated third party in 2004.

The unaudited pro forma information presented above is for informational purposes only and is not necessarily indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET


                                                           March 31,     December 31,
                                                             2005           2004
                                                         ------------    ------------
                                                         (unaudited)      (audited)
                             ASSETS

Current assets:
Cash and equivalents                                     $  3,788,558    $  1,223,881
Accounts receivable, net of allowance for doubtful
accounts and sales returns of $705,588 and $1,542,085       4,764,449       3,615,073
Inventories, net of  obsolescence allowance
$521,180 and $474,358                                       3,576,745       3,473,483
Prepaid royalties                                           1,649,930       1,042,120
Prepaid expenses                                              445,247         312,046
                                                         ------------    ------------

Total current assets                                       14,224,929       9,666,603

Property and equipment, net of accumulated
depreciation of $248,704 and $215,194                         448,336         264,989
Production masters, net of accumulated amortization
of $1,226,675 and $805,891                                 17,895,804       2,825,426
Goodwill                                                   11,375,612              --
Deposits and other                                            236,736         239,148
                                                         ------------    ------------

                                                         $ 44,181,417    $ 12,996,166
                                                         ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable                                         $  6,730,419    $  7,329,218
Notes payable                                               4,000,000              --
Accrued payroll and related expenses                          274,131         259,366
Debentures payable                                             50,750          50,750
Accrued expenses                                            1,137,947         229,800
Redeemable common stock                                       399,997         395,172
Payable on terminated contract                                300,000         300,000
                                                         ------------    ------------

Total current liabilities                                  12,893,244       8,564,306
                                                         ------------    ------------

Commitments and contingencies                                      --              --

Stockholders' equity
      Preferred stock, $.0001 par value; 10,000,000
      shares authorized; 0 shares outstanding                      --              --
Common stock, $.0001 and $.001 par value; 100,000,000
      shares authorized; 40,084,437 and 25,208,512
      shares outstanding                                        3,953          25,209
Committed common stock                                      1,249,183              --
Additional paid-in capital                                 53,844,722      25,984,012
Accumulated deficit                                       (23,809,685)    (21,577,361)
                                                         ------------    ------------

Total stockholders' equity                                 31,288,173       4,431,860
                                                         ------------    ------------

                                                         $ 44,181,417    $ 12,996,166
                                                         ============    ============

        See accompanying notes to unaudited interim financial statements


                                      F-21

GENIUS PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED


                                                              MARCH 31
                                                   ----------------------------
                                                       2005            2004
                                                   ----------------------------
Revenues:

        Audio                                      $  1,320,810    $    778,603
        DVD and VHS                                   1,419,262       2,497,044
        Royalties, licensing and other                   25,118          49,050
                                                   ----------------------------
Gross revenues                                        2,765,190       3,324,697
        Sales returns, discounts and allowances        (209,304)       (193,308)
                                                   ----------------------------
            Net revenues                              2,555,886       3,131,389

Costs and expenses:
Cost of revenues:
        Audio                                           790,800         342,724
        DVD and VHS                                   1,632,163       1,601,410
        Other                                            21,396          45,032
        Amortization of Production Masters              172,670          88,549
        Warehouse expenses                               49,772          51,458
                                                   ----------------------------
Total costs of revenues:                              2,666,800       2,129,173

Operating expenses:
Product development                                     227,314         187,509
Sales and marketing                                     446,491         476,333
General and administrative                            1,440,964         989,124
                                                   ----------------------------

Total costs and expenses                              4,781,569       3,782,139

Loss from operations                                 (2,225,683)       (650,750)

Interest expense                                         (5,840)       (147,002)
                                                   ----------------------------

Loss before provision for income taxes               (2,231,523)       (797,752)

Provision for income taxes                                  800             800
                                                   ----------------------------

Net loss                                           $ (2,232,323)   $   (798,552)
                                                   ============================

Basic and diluted loss per common share:
Net loss per share                                 $      (0.08)   $      (0.04)
                                                   ============================

Basic and diluted weighted average shares            28,000,009      20,697,233
                                                   ============================

        See accompanying notes to unaudited interim financial statements

GENIUS PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED


                                                                     March 31
                                                               2005           2004
                                                          ----------------------------
Cash flows from operating activities:
Net loss                                                  $ (2,232,323)   $   (798,552)
Adjustments to reconcile net loss to net cash used
  in operating activities:
Depreciation and amortization                                   35,922         104,373
Change in allowance for doubtful accounts and
  provision for returns                                       (837,217)         11,051
Common stock issued for services                                58,579          33,000
Stock options granted to non-employees for services                 --         157,383
Stock issued for the remastering of movies on DVD                   --        (350,000)
Interest expense on redeemable common stock                      4,825           6,289
Amortization of discounts on notes payable                          --         104,980
Changes in assets and liabilities:
(Increase) decrease in:
Accounts receivable                                          2,687,842      (1,019,166)
Inventories                                                    646,738        (596,437)
Prepaid royalties                                             (607,810)         10,666
Prepaid expenses and deposits                                   16,799         315,966
Development of production masters                             (270,379)       (434,727)
Increase (decrease) in:
Accounts payable                                            (4,723,799)      1,351,507
Accrued payroll & related items                                 14,765          15,938
Accrued expenses and other                                     123,147          16,989
                                                          ----------------------------

Net cash used in operating activities                       (5,082,911)     (1,070,740)

Cash flows from investing activities
Net cash paid during Wellspring acquisition                   (188,886)             --
Purchase of property and equipment                             (36,857)        (78,520)
                                                          ----------------------------

Net cash used in investing activities                         (225,743)        (78,520)
                                                          ----------------------------

Cash flows from financing activities:
Payments on notes payable                                           --        (294,999)
Payments on short term debt                                 (2,349,219)             --
Payments of offering costs                                    (718,589)             --
Proceeds from exercise of options                               83,580              --
Proceeds from exercise of warrants                             557,560              --
Proceeds from issuance of common stock                      10,300,000       6,425,468
                                                          ----------------------------

Net cash provided by financing activities                    7,873,332       6,130,469

Net increase (decrease) in cash and equivalents              2,564,678       4,981,209

Cash at beginning of period                                  1,223,880         941,332
                                                          ----------------------------

Cash at end of period                                     $  3,788,558    $  5,922,541
                                                          ============================

Non-cash investing and financing activities:
Repayment of officer loans by return of common stock                --    $     25,751
Repayment of notes receivable by return of common stock             --    $  2,796,242
Interest on notes receivable                                        --    $      8,240
Warrants issued for offering costs                        $  1,014,986              --
Issuance of common stock for offering costs               $    350,000              --

        See accompanying notes to unaudited interim financial statements

                     GENIUS PRODUCTS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Genius Products, Inc. have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from those estimates, but management does not believe such differences will materially affect the financial position or results of Genius Products, Inc..

The information furnished herein reflects all adjustments, consisting of only normal recurring accruals and adjustments which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The notes to the condensed financial statements should be read in conjunction with the notes to the consolidated financial statement contained in the Company's Form 10-KSB for the year ended December 31, 2004. Company management believes that the disclosures are sufficient for interim financial reporting purposes. Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Interim results are not necessarily indicative of future or annual results.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of Genius Products, Inc., its wholly owned subsidiary (Sanuk Corporation), which is inactive, and AVMC, which was acquired on March 21, 2005. In regard to the AVMC subsidiary, the period from March 21, 2005 to March 31, 2005 is not material from an operations perspective, hence, the AVMC results for this period are not included in the Statement of Operations for the three month period ending March 31, 2005. The estimated, unaudited AVMC Balance sheet is included in the consolidated Balance Sheet presented at March 31, 2005 (See Note
5). All significant inter-company transactions and accounts have been eliminated in consolidation.

ACCOUNTS RECEIVABLE The allowance for doubtful accounts and provision for sales returns includes management's estimate of the amount expected to be lost or returned on specific accounts and for losses or returns on other as yet unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses and returns, management relies on historical experience and takes into account current information obtained from retailers including retail sell-through data and retail inventory data as available. The amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and provision for sales returns in the accompanying financial statements.

CONCENTRATIONS OF CREDIT RISK. For the three month period ended March 31, 2005, Sam's Club, Target Stores, 99 Cent Only Stores, and Anderson Merchandisers accounted for 16%, 14%, 13% and 13% of net revenues respectively. For the three month period ended March 31, 2004, Dollar Tree and Anderson Merchandisers comprised 45% and 18%, respectively, of net revenues.

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with investment grade credit ratings. The Company provides credit in the normal course of business to customers located throughout the United States. The Company performs ongoing credit evaluations of its customers, generally does not require collateral and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations.

INVENTORIES. Inventories consist of raw materials and finished goods and are valued at the lower of cost or market. Cost is determined on a first-in-first-out method of valuation. The Company regularly monitors inventory for excess or obsolete items and makes any valuation corrections when such adjustments are needed. For the three month period ending March, 31, 2005, the Company recorded an addition to inventory reserve of $46,822. Total inventory reserve at March 31, 2005 is $521,180 across all product lines.

LONG-LIVED ASSETS. Property and Equipment purchases are recorded at cost and are depreciated and amortized over the estimated useful lives of the assets (three to seven years generally) using the straight-line method. Music production masters are stated at cost net of accumulated amortization. Costs incurred for music production masters, including licenses to use certain classical compositions, royalties, and recording and design costs, are capitalized and amortized over a three or seven year period using the straight line method from the time a title is initially released, consistent with the estimated timing of revenue for a title.

We capitalize the costs of production and acquisition of film libraries. Costs of production include costs of film and tape conversion to DLT master format, menu design, authoring and compression. These costs are amortized to direct operating expenses in accordance with Statement of Position ("SOP") 00-2, "Accounting by Producers or Distributors of Films", using the individual film forecast method over a period of ten years. Costs are stated at the lower of unamortized film costs or estimated fair value. Films classified as part of a library have an initial release date of more than three years prior to acquisition. For acquired film libraries, ultimate revenue includes estimates over a period not to exceed ten years. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and/or a write-down of all or a portion of the unamortized costs of the library to its estimated fair value. No assurances can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition. The unamortized library costs at March 31, 2005 was $17,895,804. The Company estimates the total amortization expense for 2005 to be $932,391.

Patents and trademarks covering a number of the Company's products are being amortized on a straight-line basis over 5 to 17 years.

Long-lived assets are reviewed annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

STOCK-BASED COMPENSATION. The Company has elected to adopt only the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") 123, "Accounting for Stock-based Compensation" as amended by SFAS No. 148, "Accounting for Stock Based Compensation Transition and Disclosure - an amendment of FASB Statement No. 123", and continues to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, and related interpretations. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS 123, as amended by SFAS No. 148, the Company's net loss and loss per common share would have been increased to the pro forma amounts indicated below:

                                           For the quarter ended March 31,
                                                 2005            2004
                                           ------------------------------
Net Loss as Reported                         ($2,232,323)      ($798,552)
    Compensation cost at fair value             (176,520)       (241,943)
                                           ------------------------------
Pro forma Net Loss                           ($2,408,843)    ($1,040,495)
                                           ==============================
Basic loss per share:
As reported                                       ($0.08)         ($0.04)
Pro forma                                         ($0.09)         ($0.05)
                                           ==============================


The pro forma compensation cost was recognized for the fair value of the stock options granted, which was estimated using the Black-Scholes model with the following weighted-average assumptions for the quarter ended March 31, 2005 and 2004: expected volatility of 60% and between 20% and 50%, respectively, risk-free interest of 3.7% and between 2.6% and 4%, respectively, expected life of 1 to 10 years and no expected dividends for both years. The weighted-average exercise price of outstanding stock options at March 31, 2005 and 2004 was $1.43 and $1.25 respectively. The weighted average remaining contractual life of outstanding options at March 31, 2005 and 2004 was 8.2 years and 10 years respectively.

LOSS PER SHARE. Basic EPS is calculated using income available to common stockholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. All potential common shares were anti-dilutive, and excluded from loss per share calculations

REVENUE RECOGNITION. Revenues are recorded upon the shipment of goods. Costs of sales and an allowance for returns are also recorded at the time of shipment. The allowance for returns calculation is based upon an analysis of historical customer and product returns performance as well as current customer inventory data as available. Updates to the returns calculation is performed quarterly. Sales made under consignment or guaranteed sales arrangements are not recognized as net revenue until such time that cash is received for the sale and release of return liability is confirmed by the customer.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS. In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations". FIN No. 47 clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN No. 47 to have a material impact on the Company's financial statements.

NOTE 2:  INVENTORY


                                        March 31,         December 31,
                                          2005               2004
                                      --------------------------------

Raw Materials                             $368,910          $349,231
Finished Goods                           3,729,015         3,598,610
                                      -------------------------------
                                        $4,097,925        $3,947,841
Allowance for Obsolescence                (521,180)         (474,358)
                                      -------------------------------
                                        $3,576,745        $3,473,483
                                      ===============================

NOTE 3:  PROPERTY AND EQUIPMENT


                                                        March 31     December 31
                                                          2005          2004           USEFUL LIVES
                                                      -------------------------

Computers and equipment                                 $595,929      $424,071          3 - 5 years
Furniture and fixtures                                    78,746        33,746          3 - 7 years
Leasehold improvements                                    22,365        22,365     Lesser of lease term
                                                                                      or useful life.
                                                      -------------------------
                                                         697,040       480,182
Accumulated depreciation and amortization               (248,704)     (215,193)
                                                      -------------------------
                                                        $448,336      $264,989
                                                      =========================

    Depreciation expense for the periods ended March 31, 2005 and 2004 were $33,510 and $13,439 respectively.

NOTE 4:  STOCKHOLDERS' EQUITY

COMMON STOCK
------------

         During the three months ended March 31, 2005, we issued a total of 14,875,925 common shares and returned no common shares to treasury. 6,518,987 shares were issued for proceeds of $10.3 million in conjunction with a private placement offering and 7,000,000 shares were issued in conjunction with the acquisition of American Vantage Media Corporation. We issued 712,338 shares at $2.16 to $2.27 per share for services rendered in connection with the private placement offering , 562,000 shares for the exercise of warrants at $.63 to $1.00 per share and 82,600 shares for the exercise of options at $.80 to $1.50 per share.

         During the three months ended March 31, 2005, we issued a total of 3,549,076 warrants to purchase common stock at $1.58 to $2.78 per share. 2,086,076 were issued in conjunction with the private placement offering. 1,463,000 were issued in conjunction with the transaction to acquire American Vantage Media Corporation, of which, 63,000 warrants were issued as offering costs.

STOCK OPTIONS AND WARRANTS
--------------------------

A summary of stock option and warrant activity follows:

                                                                        Weighted
                                                        Options and     Average
                                                         Warrants       Exercise
                                                        Outstanding       Price
                                                        ------------------------
December 31, 2004                                        22,711,748       $1.86
Granted                                                   3,569,076       $2.46
Exercised                                                  (644,600)      $0.99
Canceled                                                   (189,976)      $1.90
                                                        ------------
March 31, 2005                                           25,446,248       $1.96
                                                        ============
Options and warrants exerciseable, March 31, 2005        20,637,946       $1.84
                                                        ============

PRIVATE PLACEMENT
-----------------

On March 2, 2005, the Company entered into a Securities Purchase Agreement with certain institutional investors related to the private placement of 6,518,987 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 1,303,797 shares of Common Stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share. The fair value of these warrants was estimated as $1,392,231 using the Black-Scholes model with the following weighted average assumptions: expected volatility of 60%, risk free interest of 4%, an expected life of five years and no expected dividends. The transaction closed on March 3, 2005 and the Company realized gross proceeds of $10.3 million from the financing before deducting commissions and other expenses. Offering costs related to the transaction totaled $2,086,971 comprised of $718,589 cash payments for legal and investment services, $350,000 for 162,037 shares of stock valued at $2.16 per share issued for investment services and 782,279 warrants, half at an exercise price of $2.56 and half at an exercise price of $2.78, valued at $1,014,986. The value of the warrants was estimated using the Black-Scholes model with the following weighted average assumptions: expected volatility of 60%, risk free interest of 4%, an expected life of five years and no dividends. The Company agreed to register for resale the shares of Common Stock issued in the private placement and shares issuable upon exercise of warrants. Such registration statement became effective on May 11, 2005.

NOTE 5:  ACQUISITION OF AVMC

On March 21, 2005, we completed our acquisition of American Vantage Media Corporation ("AVMC"), a subsidiary of American Vantage Companies ("AVC"). The acquisition was completed through an Agreement and Plan of Merger ("Merger Agreement") which provided for the issuance to AVC of (i) 7,000,000 shares of our common stock valued at $2.27 per share and (ii) warrants to purchase 1,400,000 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, plus our assumption of approximately $6.3 million in debt of AVMC. The fair value of these warrants was estimated as $1,596,482 using the Black-Scholes model with the following weighted average assumptions: expected volatility of 60%, risk free interest of 4.2%, an expected life of five years and no expected dividends. The purchase price is approximated by using the average closing market price of the Company's common stock over the two-day period before and after the sale was announced. $1,559,911 in direct costs incurred for the acquisition include $238,886 for legal and professional services related to the valuation of the Wellspring library, as well as a transaction fee of $1,249,183 paid in the form of 550,301 shares issued at a value of $2.27 per share, and 63,000 warrants, half at an exercise price of $2.56 and half at an exercise price of $2.78, for $71,842. The value of the warrants was estimated using the Black-Scholes model with the following weighted average assumptions: expected volatility of 60%, risk free interest of 4.2%, an expected life of five years and no dividends.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. The estimated fair values of assets purchased and liabilities assumed, used herein, were estimated based on available information and is subject to refinement based upon the outcome of valuations and other fair value studies, which have not yet been completed. Therefore, the allocation of the purchase price and resulting goodwill is subject to change.

AVMC-STANDALONE                      (UNAUDITED)
Cash                                 $    50,000
Accounts Receivable                    3,000,000
Inventory                                750,000
Other current Assets                     150,000

Total Current Assets                 $ 3,950,000

Wellspring Library                    14,800,000
Fixed Assets                             180,000
Goodwill                              11,375,612

Total Assets                         $30,305,612

Accounts Payable                     $ 4,125,000
Accrued Expenses                         785,000
Short Term Debt                        2,349,219
Long Term Debt                         4,000,000

Total Liabilities                    $11,259,219

                                         THREE MONTHS ENDED
PRO-FORMA                               31-MAR         31-MAR
COMBINED COMPANY                         2004          2005

Net Revenues                         $  5,924,389        *
Net Loss                             $ (1,204,552)       *
Net loss per common share                  $ 0.06        *
(basic and diluted)


The unaudited pro-forma information above represents the results of operations of the Company as if AVMC had been a part of the Company as of January 1, 2004. (*) The pro-forma March 31, 2005 estimate cannot be provided at the time of this filing as American Vantage Companies filed their 10-KSB late, on May 10, 2005 and has not completed the accounting for the period ending March 31, 2005.

The unaudited pro-forma information may not be indicative of the results that would actually have been achieved had the acquisition occurred as of the date of the periods indicated or that may be obtained in the future.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


                  Nature of Expense                                    Amount
                  -----------------------------------------           ---------
                  SEC registration fee                                $     826
                  Accounting fees and expenses                        $   3,000*
                  Legal fees and expenses                             $  20,000*
                  Printing and related expenses                       $   1,000*
                                                                      ---------
                  Miscellaneous                                       $   2,174
                                                                      ---------
                           TOTAL                                      $  27,000*
                                                                      =========
* Estimated.


ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Registrant also maintains director and officer liability insurance.

         These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.


ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

         Unregistered securities were issued in 2005 as follows:


SALE DATE(S)     NO. OF      NET PROCEEDS     CLASS OF       EXEMPTION         ADDITIONAL INFORMATION
                 SHARES                       PERSON
7/20/2005         346,675       Amendment     Accredited     Rule 506          In connection with an amendment to
                                       to     Investor       of                the Company's engagement letter with
                               engagement                    Regulation D      Cappello Capital Corp., the Company
                                   letter                                      issued 175,000 shares of common stock
                                                                               and a warrant to purchase 171,675 shares
                                                                               of common stock with an exercise price
                                                                               of $1.75 per share.
2/17/05            12,000          $7,560     Accredited     Rule 506 of       Exercise of warrants at $0.63 per
                                              Investor       Regulation D      share.
3/2/05          6,518,987      $9,273,902     Accredited     Rule 506 of       Private placement of stock, including
                                              Investors      Regulation D      5-year warrants to purchase 1,303,797
                                                                               shares of common stock, half at an
                                                                               exercise price of $2.56 per share and
                                                                               half at $2.78 per share.
3/15/05            50,000         $50,000     Accredited     Rule 506 of       Exercise of warrants at $1.00 per
                                              Investor       Regulation D      share.
3/15/05            50,000         $50,000     Accredited     Rule 506 of       Exercise of warrants at $1.00 per
                                              Investor       Regulation D      share.
3/21/05           200,000        $200,000     Accredited     Rule 506 of       Exercise of warrants at $1.00 per
                                              Investor       Regulation D      share.
3/21/05         7,000,000  Acquisition of     Accredited     Rule 506 of       Issuance of 7,000,000 shares plus
                                 American     Investor       Regulation D      5-year warrants to purchase 1,400,000
                            Vantage Media                                      shares of common stock, half at an
                              Corporation                                      exercise price of $2.56 per share and
                                                                               half at $2.78 per share.



                                      II-1





3/23/05             300,000         $300,000  Accredited     Rule 506 of       Exercise of warrants at $1.00 per
                                              Investor       Regulation D      share.
5/20/05           3,000,000       $4,935,000  Accredited     Rule 506 of       Private placement of stock, including
                                              Investors      Regulation D      5-year warrants to purchase 270,000
                                                                               shares of common stock at an exercise
                                                                               price of $2.56 per share.

         Unregistered securities were issued in 2004 as follows:

SALE DATE(S)     NO. OF      NET PROCEEDS     CLASS OF       EXEMPTION         ADDITIONAL INFORMATION
                 SHARES                       PERSON
2/20/04            10,000      $25,000 in     Accredited     Rule 506 of       Private placement to compensate
                                 services     Investor       Regulation D      consultant at $2.50 per share.
3/15/04-        6,650,000      $6,425,468     Accredited     Rule 506 of       Private placement at $70,000 per unit.
3/19/04                      net proceeds     Investors      Regulation D      Each unit consists of 50,000 shares of
                                                                               common stock and a warrant to
                                                                               purchase 10,000 shares of common
                                                                               stock. 1,650,000 shares are issuable
                                                                               upon the exercise of warrants issued
                                                                               in connection with the private
                                                                               placement, including 650,000 shares
                                                                               underlying warrants issued as
                                                                               compensation to the selected dealer.
                                                                               The warrants have an exercise price
                                                                               of $3.00 per share and a five-year
                                                                               term.
3/24/04         2,000,000             N/A     Accredited     Rule 506 of       These shares are issuable upon exercise
                                              Investor       Regulation D      of warrants issued for compensation of
                                                                               a consultant.
5/14/04            30,000      $42,000 in     Accredited     Rule 506 of       Private placement issued as
                                 services     Investor       Regulation D      compensation to consultant at $1.40 per
                                 provided                                      share.
5/18/04            10,000             N/A     Accredited     Rule 506 of       These shares are issuable upon exercise
                                              Investor       Regulation D      of warrants issued for compensation of
                                                                               a consultant.
5/18/04           957,432             N/A     Accredited     Rule 506 of       These shares are issuable upon exercise
                                              Investors      Regulation D      of warrants issued for compensation of
                                                                               a consultant.
5/29/04           478,716     $670,202.40     Accredited     Rule 506 of       Private placement for exercise of
                           exercise price     Investors      Regulation D      warrants at $1.40 per share.
8/19/04           217,500        $137,025     Accredited     Rule 506 of       Exercise of warrants at $0.63 per share.
                                              Investor       Regulation D

         Unregistered securities were issued in 2003 as follows:


SALE DATE(S)     NO. OF      NET PROCEEDS     CLASS OF       EXEMPTION         ADDITIONAL INFORMATION
                 SHARES                       PERSON
2/25/03            27,777      $25,000 in     Accredited     Rule 506 of       Private placement issued as
                                 services     Investor       Regulation D      compensation to consultant at $0.90
                                 provided                                      per share.
4/3/03-         2,411,343      $1,649,281     Accredited     Rule 506 of       Private placement at $0.70 per share.
8/20/03                      net proceeds     Investors      Regulation D      Each purchase included a warrant to
                                                                               purchase one share of common stock at
                                                                               $1.40 per share exercise price for
                                                                               each share purchase. The warrants
                                                                               have a five-year term.
5/8/03             10,000       $7,500 in     Company        Rule 506 of       Private placement issued as additional
                                 services     Executive      Regulation D      compensation at $0.75 per share.


                                      II-2





SALE DATE(S)     NO. OF      NET PROCEEDS     CLASS OF       EXEMPTION         ADDITIONAL INFORMATION
                 SHARES                       PERSON
7/2/03            128,571      $90,000 in     Accredited     Rule 506 of       Private placement issued as
                                 services     Investor       Regulation D      compensation to consultant at $0.70
                                                                               per share.
7/8/03            350,000     $350,000 of     Accredited     Rule 506 of       Private placement issued as payment
                                 services     Investor       Regulation D      for services by consultant at $1.00
                                                                               per share.
7/29/03           142,860      In lieu of     Company        Rule 506 of       Private placement for payment in lieu
                              $100,000 of     Executives     Regulation D      of salary at $0.70 per share.
                              2003 salary                                      Included a warrant to purchase one
                                                                               share at $1.40 exercise price for each
                                                                               share received.
9/10/03            70,922        $100,000     Accredited     Rule 506 of       Private placement for option to
                                option to     Investor       Regulation D      purchase at $1.41 per share.
                                 purchase
10/15/03-       2,300,000             N/A     Accredited     Rule 506 of       These shares are issuable upon
12/03/03                                      Investors      Regulation D      exercise of warrants issued in
                                                                               connection with the issuance by the
                                                                               registrant of $1,150,000 of secured
                                                                               promissory notes.
12/22/03        1,350,000    $972,000 net     Accredited     Rule 506 of       Private placement at $0.72 per share.
                                 proceeds     Investor       Regulation D

         Unregistered securities were issued in 2002 as follows:

SALE DATE(S)     NO. OF      NET PROCEEDS     CLASS OF       EXEMPTION         ADDITIONAL INFORMATION
                 SHARES                       PERSON
2/20/02-7/26/02    69,130      $43,552 in     Accredited     Rule 506 of       Private placement to compensate
                                 services     Investors      Regulation D      consultants providing services at
                                 provided                                      various times at $0.63 per share.
2/20/02-5/24/02 4,661,438      $2,898,400     Accredited     Rule 506 of       Private placement at $0.63 per share.
                             net proceeds     Investors      Regulation D
3/26/02           446,410     $281,238 in     Accredited     Rule 506 of       Private placement for conversion of
                               short-term     Investor       Regulation D      short-term debt at $0.63 per share.
                                     debt
3/27/02           660,000        $415,800     Accredited     Rule 506 of       Private placement for exercise of
                           exercise price     Investor       Regulation D      warrant at $0.63 per share.
3/27/02           625,200        $312,600     Accredited     Rule 506 of       Private placement for exercise of
                           exercise price     Investor       Regulation D      warrants at $0.50 per share.
4/2/02             95,240      In lieu of     Company        Rule 506 of       Private placement for payment in lieu
                               $60,000 of     Executives     Regulation D      of salary at $0.63 per share.
                              2001 salary
4/2/02            190,476      In lieu of     Company        Rule 506 of       Private placement for payment in lieu
                              $120,000 of     Executives     Regulation D      of salary at $0.63 per share.
                              2002 salary
6/11/02            20,000      In lieu of     Accredited     Rule 506 of       Private placement for payment in lieu
                               $30,000 in     Investor       Regulation D      of salary at $1.50 per share.
                              2002 salary
8/23/02            24,000     $19,200 for     Accredited     Rule 506 of       Private placement to compensate
                                 director     Investors      Regulation D      directors for services provided from
                                 services                                      July 2001-July 2002 at $0.80 per share.
                                 provided
9/27/02           300,000        $300,000     Accredited     Rule 506 of       Private placement at $1.00 per share.
                                              Investor       Regulation D

                                      II-3

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits. The exhibits are set forth in the Exhibit Index attached hereto.

         (b) Financial Statement Schedules. All schedules have been omitted because they are not required or are not applicable or the require information is shown in the financial statements or related notes.

ITEM 17.      UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

         File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         Include any prospectus required by Section 10(a)(3) of the Securities Act;

         Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

         Include any additional or changed material information on the plan of distribution.

         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on July 28, 2005.

                                            GENIUS PRODUCTS, INC.


                                            By: /s/ Trevor Drinkwater
                                                -------------------------------
                                                Trevor Drinkwater
                                                Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Trevor Drinkwater                Chief Executive Officer and Director             July 28, 2005
------------------------------       (Principal Executive Officer)
Trevor Drinkwater

**                                   Executive Vice President and Chief Financial     July 28, 2005
------------------------------       Officer (Principal Financial and Accounting
Shawn Howie                          Officer)

**                                   Director                                         July 28, 2005
------------------------------
Klaus Moeller

                                     Director
------------------------------
Stephen K. Bannon

 **                                  Director                                         July 28, 2005
------------------------------
Alexander L. Cappello

**                                   Director                                         July 28, 2005
------------------------------
James G. Ellis

                                     Director
------------------------------
Robert V. Graziano

**                                   Director                                         July 28, 2005
------------------------------
Michael J. Koss

                                     Director
------------------------------
Charles H. Rivkin

**By: /s/ Trevor Drinkwater
      -------------------------------
      Trevor Drinkwater
      (Attorney-in-fact)

                                  EXHIBIT INDEX

    Exhibit No.     Description
    -----------     -----------

        3.1         Certificate of Incorporation (incorporated by reference
                    from Exhibit 3.1 to the Company's Form 10-KSB filed on
                    March 31, 2005).
        3.2         Bylaws (incorporated by reference from Exhibit 3.2 to the
                    Company's Form 10-KSB, filed on April 16, 2002).
        4.1         Specimen Certificate for Common Stock (incorporated by
                    reference from Exhibit 4.8 to the Company's Form 10-KSB
                    filed on April 14, 2000).
        4.2         Certificate of Change in Stock (incorporated by reference
                    from Exhibit 3.2.2 to the Company's Form 10-KSB filed on
                    April 16, 2002).
        5.1*        Opinion of Morrison & Foerster LLP.
       10.1         Employment Agreement with Klaus Moeller dated January 3,
                    2002 (incorporated by reference from Exhibit 10.51 to the
                    Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002).
       10.2         Amendment to Employment Agreement with Klaus Moeller dated
                    October 31, 2003 (incorporated by reference from Exhibit
                    10.40 to the Company's Form 10-KSB, Amendment No. 1, filed on April 29, 2004).
       10.3         Employment Agreement with Michael Meader dated January 3,
                    2002 (incorporated by reference from Exhibit 10.52 to the
                    Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002).
       10.4         Amendment to Employment Agreement with Michael Meader dated
                    October 31, 2003 (incorporated by reference from Exhibit
                    10.41 to the Company's Form 10-KSB, Amendment No. 1, filed on April 29, 2004).
       10.5         Employment Agreement with Howard Balaban dated January 3,
                    2002 (incorporated by reference from Exhibit 10.54 to the
                    Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002).
       10.6         Amendment to Employment Agreement with Howard Balaban dated
                    October 31, 2003 (incorporated by reference from Exhibit
                    10.42 to the Company's Form 10-KSB, Amendment No. 1, filed on April 29, 2004).
       10.7         Employment Agreement with Larry Balaban dated January 3,
                    2002 (incorporated by reference from Exhibit 10.53 to the
                    Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002)
       10.8         Amendment to Employment Agreement with Larry Balaban dated
                    October 31, 2003 (incorporated by reference from Exhibit
                    10.43 to the Company's Form 10-KSB, Amendment No. 1, filed on April 29, 2004).
       10.9         Employment Agreement with Julie Ekelund dated April 1, 2002
                    (incorporated by reference from Exhibit 10.56 to the Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002).
       10.10        Amendment to Employment Agreement with Julie Ekelund dated
                    October 31, 2003 (incorporated by reference from Exhibit
                    10.44 to the Company's Form 10-KSB, Amendment No. 1, filed on April 29, 2004).
       10.11        Employment Agreement with Mark Miller dated February 2,
                    2004 (incorporated by reference from Exhibit 10.34 to the Company's Form 10-KSB filed on March 30, 2004).
       10.12        Employment Agreement with Trevor Drinkwater dated July 16,
                    2004 (incorporated by reference from Exhibit 10.1 to the Company's Form 10-QSB filed on August 16, 2004).
       10.13        Employment Agreement with Andrew C. Schmidt dated August
                    23, 2004 (incorporated by reference from Exhibit 99.4 to the Company's Form 8-K filed on November 12, 2004).
       10.14        Form of Executive Stock Payment Agreement dated as of June
                    2, 2003, with Klaus Moeller, Michael Meader, Larry Balaban,
                    Howard Balaban and Julie Ekelund for stock and warrants paid in lieu of $20,000 each of 2003 salary (incorporated by reference from Exhibit 10.1 to the Company's Form 10-QSB filed on August 14, 2003).
       10.15        Amended and Restated 1997 Non-Qualified Stock Option Plan
                    (incorporated by reference from Exhibit 10.61 to the Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002).
       10.16        Form of Non-Qualified Stock Option Agreement under the
                    Amended and Restated 1997 Stock Option Plan (incorporated by reference from Exhibit 10.16 to the Company's Form 10-KSB filed on March 31, 2005).
       10.17        Second Amended and Restated 2000 Non-Qualified Stock Option
                    Plan (incorporated by reference from Exhibit 10.62 to the Company's Form 10-KSB, Amendment No. 1, filed on April 30,
                    2002).

    Exhibit No.     Description
    -----------     -----------

       10.18 Form of Non-Qualified Stock Option Agreement under the Second Amended and Restated 2000 Non-Qualified Stock Option Plan (incorporated by reference from Exhibit 10.18 to the Company's Form 10-KSB filed on March 31, 2005).
       10.19 2003 Stock Option Plan (incorporated by reference from Exhibit A to the Company's Proxy Statement filed on April 30, 2003).
       10.20 Form of Incentive Stock Option Agreement under the 2003 Stock Option Plan (incorporated by reference from Exhibit
                    10.30 to the Company's Registration Statement (No. 333-108966) on Form SB-2 filed on September 19, 2003).
       10.21 Form of Non-Qualified Stock Option Agreement under the 2003 Stock Option Plan (incorporated by reference from Exhibit
                    10.31 to the Company's Registration Statement (No. 333-108966) on Form SB-2 filed on September 19, 2003).
       10.22 2004 Stock Incentive Plan (incorporated by reference from Appendix B to the Company's Proxy Statement filed on October 4, 2004).
       10.23 Form of Notice of Stock Option Award under the 2004 Stock Incentive Plan (incorporated by reference from Exhibit 10.23 to the Company's Form 10-KSB filed on March 31, 2005).
       10.24 Form of Stock Option Agreement under the 2004 Stock Incentive Plan (incorporated by reference from Exhibit 10.24 to the Company's Form 10-KSB filed on March 31, 2005).
       10.25 Sublease with Citibank (West), FSB for office space in Solana Beach, California (incorporated by reference from
                    Exhibit 10.30 to the Company's Form 10-KSB filed on March 30, 2004).
       10.26 Sublease with the Meader Family Limited Trust dated December 31, 2003 for warehouse facility in Iowa (incorporated by reference from Exhibit 10.31 to the Company's Form 10-KSB filed on March 30, 2004).
       10.27 Lease Agreement with ProCon, Inc. dated as of August 25, 2004 for office space in Bentonville, Arkansas (incorporated by reference from Exhibit 99.1 to the Company's Form 8-K filed on November 12, 2004).
       10.28 License Agreement with Falcon Picture Group, LLC dated September 8, 2003 (incorporated by reference from Exhibit
                    10.3 to the Company's Form 10-QSB filed on May 17, 2004).**
       10.29 First Amendment to License Agreement with Falcon Picture Group, LLC dated December 22, 2003 (incorporated by reference from Exhibit 10.4 to the Company's Amended Form 10-QSB filed on July 13, 2004).**
       10.30 Restated Termination, Release and Royalty Agreement with Warner Home Video dated March 5, 2004 (incorporated by reference from Exhibit 10.5 to the Company's Amended Form 10-QSB filed on July 13, 2004).**
       10.31 Form of Secured Promissory Note and Pledge Agreement dated as of January 3, 2002, for notes receivable for warrants exercised by S G Consulting, Inc., and Algarvida LDA, in the amounts of $415,800 and $312,600, respectively, and for options exercised by Klaus Moeller, Michael Meader, Larry Balaban and Howard Balaban in the amount of $419,500 (incorporated by reference from Exhibit 10.66 to the Company's Form 10-KSB filed on April 3, 2003).
       10.32 Form of Secured Promissory Notes for total of $1,150,000 issued in fourth quarter of 2003 (incorporated by reference from Exhibit 10.35 to the Company's Form 10-KSB filed on March 30, 2004).
       10.33 Form of Security Agreement executed in conjunction with Secured Promissory Notes issued in 2003 (incorporated by reference from Exhibit 10.36 to the Company's Form 10-KSB filed on March 30, 2004).
       10.34 Form of Collateral Agent Agreement executed in conjunction with Secured Promissory Notes issued in 2003 (incorporated by reference from Exhibit 10.37 to the Company's Form 10-KSB filed on March 30, 2004).
       10.35 Form of $1 and $3 Warrants issued in conjunction with Secured Promissory Notes issued in 2003 (incorporated by reference from Exhibit 10.38 to the Company's Form 10-KSB filed on March 30, 2004).
       10.36 Registration Rights Agreement, dated March 15, 2004, by and among the Company, various purchasers, and Sands Brothers International Limited (incorporated by reference from Exhibit 10.36 to the Company's Form 10-KSB filed on March 31, 2005).
       10.37 Form of Warrant for purchasers in March 2004 private placement (incorporated by reference from Exhibit 10.37 to the Company's Form 10-KSB filed on March 31, 2005).
       10.38 Form of Warrant issued to Sands Brothers International Limited dated March 12, 2004 (incorporated by reference from
                    Exhibit 10.38 to the Company's Form 10-KSB filed on March 31, 2005).

    Exhibit No.     Description
    -----------     -----------


       10.39        Registration Rights Agreement dated March 2, 2005
                    (incorporated by reference from Exhibit 99.3 to the
                    Company's Form 8-K filed on March 9, 2005).
       10.40        Form of Warrant dated March 2, 2005 (incorporated by
                    reference from Exhibit 99.3 to the Company's Form 8-K filed on March 9, 2005).
       10.41        Agreement and Plan of Merger, dated as of March 21, 2005, by and among the Company, Genius Acquisition Corp., American
                    Vantage Companies, and American Vantage Media Corporation
                    (incorporated by reference from Exhibit 2.1 to the Company's
                    Form 8-K filed on March 25, 2005).
       10.42        Registration Rights Agreement, dated as of March 21, 2005, by and between Genius Products and American Vantage
                    Companies (incorporated by reference from Exhibit 2.3 to the
                    Company's Form 8-K filed on March 25, 2005).
       10.43        Form of Common Stock Purchase Warrant issued to American
                    Vantage Companies (incorporated by reference from Exhibit
                    2.7 to the Company's Form 8-K filed on March 25, 2005).
       10.44        Resale and Voting Agreement, dated as of March 21, 2005, by and between the Company and American Vantage Companies
                    (incorporated by reference from Exhibit 2.2 to the Company's
                    Form 8-K filed on March 25, 2005).
       10.45        Assumption of Obligations and Pledge Agreement, dated as of
                    March 21, 2005, by and between the Company and American
                    Vantage Companies (incorporated by reference from Exhibit
                    2.5 to the Company's Form 8-K filed on March 25, 2005).
       10.46        Assignment, Assumption and Pledge Agreement, dated as of
                    March 21, 2005, by and between the Company and American
                    Vantage Companies (incorporated by reference from Exhibit
                    2.6 to the Company's Form 8-K filed on March 25, 2005).
       10.47        Escrow Agreement, dated as of March 21, 2005, by and among the Company, American Vantage Companies and City National
                    Bank, National Association (incorporated by reference from
                    Exhibit 2.4 to the Company's Form 8-K filed on March 25,
                    2005).
       10.48        Employment Agreement between the Company and Shawn Howie
                    dated June 14, 2005 (incorporated by reference from Exhibit
                    99.1 to the Company's Form 8-K filed on June 29, 2005).
       10.49        Registration Rights Agreement dated May 20, 2005
                    (incorporated by reference from Exhibit 99.2 to the
                    Company's Form 8-K filed on May 26, 2005).
       10.50        Form of Warrant dated May 20, 2005 (incorporated by
                    reference from Exhibit 99.3 to the Company's Form 8-K filed on May 26, 2005).
       10.51        Letter Agreement, dated July 20, 2005, between Genius
                    Products, Inc. and Cappello Capital Corp. (incorporated by reference from Exhibit 99.1 to the Company's Form 8-K filed on July 26, 2005).
       10.52        Resale Agreement, dated July 20, 2005, between Genius
                    Products, Inc. and Cappello Capital Corp. (incorporated by reference from Exhibit 99.2 to the Company's Form 8-K filed on July 26, 2005).
       21 ***       List of Subsidiaries
       23.1*        Consent of Morrison & Foerster LLP is contained in Exhibit
                    5.1 to this Registration Statement.
       23.2*        Consent of Singer Lewak Greenbaum & Goldstein, LLP.
       23.3*        Consent of Cacciamatta Accountancy Corporation.
       24.1***      Powers of Attorney.

*    Filed herewith

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.

*** Previously filed.
                                      II-8